UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

ALTISOURCE PORTFOLIO SOLUTIONS S.A.

(Name of Registrant as Specified in its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No Fee Required.

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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

April 17, 2024
Dear Fellow Shareholder:
On behalf of our Board of Directors, I cordially invite you to attend the Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. (the “Annual Meeting”), which will be held at our registered office located at 33, Boulevard Prince Henri, L-1724 Luxembourg City, Grand Duchy of Luxembourg on Thursday, May 30, 2024, at 9:00 a.m. Central European Time. Further details regarding admission to the Annual Meeting as well as the business to be conducted at the meeting are more fully described in the accompanying materials.
It is very important that you be represented at the Annual Meeting regardless of the number of shares you own or whether you are able to attend in person. If you are a shareholder of record (that is, you hold your shares in your name as a holder of record with our transfer agent), you may authorize your proxy by the Internet or by mail as described in the accompanying materials for the Annual Meeting. If you hold your shares through a bank or broker, please follow the voting instructions you receive from your bank or broker. This will not prevent you from voting in person but will ensure that your vote is counted if you are unable to attend the Annual Meeting.
Thank you for your support of and interest in Altisource Portfolio Solutions S.A.
Sincerely,
William B. Shepro
Chairman and Chief Executive Officer

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
PROXY STATEMENT

PAGE
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2024	3
PROXY SUMMARY	5
PROXY STATEMENT—ANNUAL MEETING OF SHAREHOLDERS	13
PROPOSAL ONE: ELECTION OF DIRECTORS	16
BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	19
BOARD OF DIRECTORS’ COMPENSATION	26
EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS	29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	30
EXECUTIVE COMPENSATION	33
PROPOSAL TWO: APPOINTMENT OF OUR INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM AND CERTIFIED AUDITOR	46
REPORT OF THE AUDIT COMMITTEE	47
EXTERNAL AUDITOR FEES	48
PROPOSAL THREE: APPROVAL OF OUR LUXEMBOURG STATUTORY ACCOUNTS	50
PROPOSAL FOUR: RECEIPT AND APPROVAL OF OUR DIRECTORS’ REPORT FOR THE LUXEMBOURG STATUTORY ACCOUNTS AND RECEIPT OF OUR SUPERVISORY AUDITOR’S REPORT FOR THE LUXEMBOURG ANNUAL ACCOUNTS	51
PROPOSAL FIVE: ALLOCATION OF THE RESULTS IN THE LUXEMBOURG ANNUAL ACCOUNTS	52
PROPOSAL SIX: DISCHARGE OF OUR DIRECTORS AND SUPERVISORY AUDITOR	53
PROPOSAL SEVEN: ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)	54
PROPOSAL EIGHT: APPROVE THE AMENDMENT OF OUR 2009 EQUITY INCENTIVE PLAN (THE “PLAN”) TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN BY AN ADDITIONAL 3.3 MILLION SHARES	55
BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	57
SHAREHOLDER PROPOSALS	58
ANNUAL REPORT	58

ALTISOURCE PORTFOLIO SOLUTIONS S.A.
33, Boulevard Prince Henri
L-1724 Luxembourg City
Grand Duchy of Luxembourg
R.C.S. Luxembourg B72391
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2024
NOTICE
Our Annual Meeting of Shareholders (“Annual Meeting”) will be held:
Date:	Thursday, May 30, 2024
Time:	9:00 a.m. Central European Time
Location:	Altisource Portfolio Solutions S.A. 33, Boulevard Prince Henri L-1724 Luxembourg City Grand Duchy of Luxembourg
PURPOSE
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To elect five (5) Directors to serve until the next annual meeting of shareholders or until their respective successors have been elected and qualified;

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To approve the appointment of RSM US LLP as our independent registered certified public accounting firm for the year ending December 31, 2024 and until our 2025 annual meeting of shareholders, and the appointment of Atwell S.à r.l. as our certified auditor (Réviseur d’Entreprises) for the same period;

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To approve our Luxembourg Annual Accounts for the year ended December 31, 2023 and consolidated financial statements prepared in accordance with International Financial Reporting Standards (the “Consolidated Accounts” and, together with the Luxembourg Annual Accounts, the “Luxembourg Statutory Accounts”) as of and for the year ended December 31, 2023;

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To receive and approve our Directors’ report for the Luxembourg Statutory Accounts for the year ended December 31, 2023 and to receive our supervisory auditor’s (Commissaire aux Comptes) report for the Luxembourg Annual Accounts for the same period;

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To allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2023;

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To discharge each of our Directors for the performance of their mandate for the year ended December 31, 2023 and our supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period;

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To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement (“Say-on-Pay”);

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To approve the Amendment of our 2009 Equity Incentive Plan (the “Plan”) to increase the number of shares of common stock reserved for issuance under the Plan by an additional 3.3 million shares; and

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To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

PROCEDURES
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Our Board of Directors has fixed April 3, 2024 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

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Only shareholders as of the close of business on the record date will be able to vote at the Annual Meeting.

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In order to be admitted to the meeting, each shareholder will be asked to present proof of share ownership as of the record date and valid government-issued photo identification. If your shares are held in “street name” by a bank or broker, you will also need to obtain a “legal proxy” from the holder of record to vote at the meeting. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance of the meeting pursuant to the instructions listed in the accompanying materials so that your vote will be counted if you are unable to attend in person.

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The proxy statement for our Annual Meeting of Shareholders and our annual report to shareholders on Form 10-K for the year ended December 31, 2023 will be available on our website at https://ir.altisource.com/financial-information. In accordance with Securities and Exchange Commission rules, you may also access our proxy statement and annual report at www.proxyvote.com, a website that does not identify or track visitors to the site, by entering the Control Number found on your Notice and Access Card, your proxy card or your email notification, as applicable.

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Although Luxembourg law does not require a quorum for the conduct of business at the Annual Meeting, in accordance with the requirements of the Nasdaq listing standards, we have established that the presence at our Annual Meeting of holders of at least thirty-three and one-third percent (33 1∕3%) of our issued and outstanding shares of common stock able to be voted, whether represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

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The Luxembourg Statutory Accounts, our Directors’ report for the Luxembourg Statutory Accounts, our certified auditor’s (Réviseur d’Entreprises) report for the Consolidated Accounts and our supervisory auditor’s (Commissaire aux Comptes) report for the Luxembourg Annual Accounts will be available for inspection at our registered office during business hours, by appointment, from May 16, 2024 until the conclusion of the Annual Meeting. Beginning May 16, 2024, pdf copies will also be available to any shareholder who requests them by writing to our Corporate Secretary at corporatesecretary@altisource.com.

By authorization of our Board of Directors,
Gregory J. Ritts
Corporate Secretary
April 17, 2024
Luxembourg City, Grand Duchy of Luxembourg

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all information you should consider. Please read this entire proxy statement carefully before voting.
Meeting Information
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Date: Thursday, May 30, 2024

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Annual Meeting Time: 9:00 a.m. Central European Time

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Place: 33, Boulevard Prince Henri, L-1724 Luxembourg City, Grand Duchy of Luxembourg

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Record Date: April 3, 2024

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Agenda: The meeting will cover the proposals listed below, and any other business that may properly come before the meeting

Annual Meeting, Voting Matters and Recommendations of our Board of Directors
Annual Meeting of Shareholders
Proposals	Recommendation
(1) Election of Directors	✓ FOR each nominee
(2) Appointment of our Independent Registered Certified Public Accounting Firm and Certified Auditor	✓ FOR
(3) Approval of our Luxembourg Statutory Accounts	✓ FOR
(4) Receipt and Approval of our Directors’ report for the Luxembourg Statutory Accounts and Receipt of the Supervisory Auditor’s report for the Luxembourg Annual Accounts	✓ FOR
(5) Allocation of the Results in the Luxembourg Annual Accounts	✓ FOR
(6) Discharge of our Directors and Supervisory Auditor	✓ FOR
(7) Advisory Vote on Executive Compensation (“Say-on-Pay”)	✓ FOR
(8) Amendment of our 2009 Equity Incentive Plan (the “Plan”) to increase the number of shares of common stock reserved for issuance under the Plan by an additional 3.3 million shares	✓ FOR
Highlights
Altisource is an integrated service provider and marketplace for the real estate and mortgage industries. Combining operational excellence with a suite of innovative services and technologies, Altisource helps solve the demands of the ever-changing markets we serve. Traded on the Nasdaq Global Select Market under the symbol “ASPS,” Altisource is organized under the laws of the Grand Duchy of Luxembourg.
Set forth below is a partial summary of Altisource’s 2023 performance. Please refer to our 2023 Annual Report filed on Form 10-K for a more complete description of our 2023 performance.
Corporate and Financial
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Spent 2023 focused on building a product and sales pipeline, improving operational efficiencies, reducing costs, and strengthening the balance sheet as the Company continued to seek to mitigate the impacts of the COVID-19 pandemic, governmental moratoriums and loss mitigation measures that affect the timing of the recovery of the market for default-related services

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Improved total Company loss from operations by $16.4 million in 2023 compared to 2022 by (i) improving operating income as a percentage of service revenue in the Servicer and Real Estate and Origination segments to 19.1% in 2023 from 13.2% in 2022, and (ii) reducing the operating loss from certain corporate functions as a percentage of total Company service revenue to (31.4)% in 2023 from (36.1)% in 2022, primarily through efficiency initiatives and cost savings measures

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Amended the senior secured term loans and revolving credit facility to, among other things, extend the maturity dates to April 2025, with the Company’s option to extend the maturity dates to April 2026, subject to certain conditions. The conditions to the extensions to April 2026 include (i) par paydown of the senior secured term loans of at least $30 million, which condition was satisfied in September 2023, (ii) payment of

Proxy Summary
a 2% payment-in-kind extension fee on or before April 30, 2025, (iii) representations and warranties being true and correct as of such date, and (iv) there being no default or event of default as of such date
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Generated $38.8 million in net proceeds from the sale of common stock and used $30 million to partially repay the term loans; details are as follows:

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On February 14, 2023, we closed on an underwritten public offering to sell 4,550,000 shares of our common stock (inclusive of 550,000 shares that were sold pursuant to the underwriters’ full exercise of their option to purchase additional shares of common stock), out of our treasury shares, at a price of $5.00 per share, generating net proceeds of approximately $21.2 million, after deducting the underwriting discounts and commissions and other offering expenses; we used $20 million of the net proceeds to repay the term loans

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On September 12, 2023, we closed an underwritten public offering of 5,590,277 shares of our common stock (inclusive of 729,166 shares that were sold pursuant to the underwriters’ exercise of their option to purchase additional shares), out of our treasury shares, at a price to the public of $3.60 per share, generating net proceeds of approximately $18.3 million, after deducting the underwriting discounts and commissions and other offering expenses; we used $10 million of the net proceeds to repay the term loans

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As of the Record Date, Altisource holds 3,010,088 shares of common stock as treasury shares under Luxembourg law

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Ended the year with $32.5 million of cash and cash equivalents, $15.0 million available under a revolving credit facility and $191.6 million of net debt

Business Segments
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In the face of serious market headwinds, service revenue in the Servicer and Real Estate segment was only down 4% and service revenue in the Origination segment outperformed the overall market with a decline of 11% compared to a 36% decline in industrywide residential origination volume

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Improved income from operations in the Business Segments by $7.0 million to $26.1 million, representing 19.1% of service revenue, in 2023 compared to $19.0 million, representing 13.2% of service revenue, in 2022, primarily through efficiency and cost cutting initiatives

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Ended 2023 with a weighted average sales pipeline between $43 million and $53 million of potential estimated revenue on a stabilized basis based upon forecasted probability of closing (comprised of between $27 million and $33 million in the Servicer and Real Estate segment and between $16 million and $20 million in the Origination segment)

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Generated 2023 sales wins which we estimate represent potential annualized revenue on a stabilized basis of $58.4 million for the Servicer and Real Estate segment and $10.3 million for the Origination segment

Industry:
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Industrywide foreclosure initiations were 4% lower in 2023 compared to 2022 (and 31% lower than the same pre-COVID-19 period in 2019)

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Industrywide foreclosure sales were 8% higher in 2023 compared to 2022 (and 46% lower than the same pre-COVID-19 period in 2019)

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Industrywide early-stage mortgage delinquencies (30-days late) increased by 15% and borrowers who have missed two payments (60-days past due) increased by 16% in December 2023 compared to December 2022

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Industrywide mortgage origination volume decreased by 36% in 2023 compared to 2022

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Industrywide seriously delinquent mortgage rate (90+ day past due and loans in foreclosure) decreased to 1.3% in December 2023 compared to 1.6% in December 2022

Corporate Culture and Community
Our vision and mission statements, together with our core values, which are regularly referenced in our employee communications, guide our conduct and those of our employees.

Proxy Summary
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Vision statement: Drive innovation that powers the mortgage and real estate lifecycle.

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Mission statement: To be the trusted provider of mortgage and real estate solutions that help our customers thrive.

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Our Core Values:

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Act with Integrity—Exhibit unwavering integrity, compliance and ethical conduct at all times

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Energize People—Enable exceptional people to inspire their teams and drive results

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Empower Innovation—Reward the relentless creation of innovative and compliant solutions to achieve our mission and generate value for our customers

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Exceed Customer Expectations—Deliver best-in-class results and customer service

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Win as a Team—Embrace the passion, energy and power of our global teams to win as “One-Altisource”

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Enrich Communities—Create positive impacts for the communities where we live and serve

To create a positive impact in the communities where we live and serve, we undertook several initiatives to support the underprivileged.
In the United States, we sponsored numerous events and charitable organizations supporting and addressing the housing needs of veterans. We also partnered with a foundation to help provide scholarships to teen cancer survivors.
In India, we partnered with the Sankalp India Foundation to help provide equipment for the Blood and Thalassemia Centre, provided medicine support for 451 children and provided partial support toward bone marrow transplants for 11 children. We also continued to partner with the Akshaya Patra Foundation, to provide meals to underprivileged students.
During 2023, we did not use corporate funds for the purpose of political advocacy or campaign contributions.
Environment
We recognize the scientific consensus that climate change is a reality and that human activities are responsible for increasing the concentration of heat-trapping gases in the atmosphere. We acknowledge that we and our vendors impact the environment through our activities, in particular those related to transport and selection of materials, employee and vendor travel, and disposal of IT assets. In accordance with our Environmental Policy (available at http://www.altisource.com/environmental-policy), we are taking action to reduce such impact and our vendor code of conduct requires our vendors to comply with the same Environmental Policy.
A substantial portion of carbon emissions associated with employees commuting to and from work locations was eliminated due to our transition to remote work for most employees.
During 2023, we reduced the square footage of our office locations and continued with our efforts to reduce the use of paper, energy, and water, and achieved our goal of reducing our greenhouse gas emissions by 10% compared to 2022.
At the recommendation of the Corporate Responsibility Management Committee, our Board of Directors established a 2024 target of reducing our greenhouse gas emissions by 5% compared to 2023.

Proxy Summary
Sustainability Report (estimates):
	2019	2020	2021	2022	2023
Facilities	% of Facilities
Certified Facilities(1)	33%	33%	50%	50%	25%
Low-Flow Plumbing	56%	67%	67%	67%	75%
Rainwater Harvesting	11%	17%	33%	50%	75%
Carbon Footprint/Greenhouse Gas (direct)	CO2 Emitted
Transport – Employee Commuting	3,765,000	1,494,000	304,000	200,000	299,000(3)
Refrigeration and Air Conditioning(2)	274,000	325,000	202,000	104,000	70,000
Fire Suppression(2)	5,000	5,000	5,000	290	290
Business Travel	424,000	115,000	54,000	70,000	25,000
Carbon Footprint/Greenhouse Gas (indirect)	Units Consumed
Paper Cups (number)	178,507	26,640	3,960	3,700	4,410(3)
Paper Sheets (number)	1,508,190	223,300	70,280	50,800	36,540
Paper Towels (units)	40,388	8,491	896	420	974(3)
Power (kWh)	5,542,196	1,512,392	1,071,843	1,351,618	445,899
Water (liters)	27,921,888	6,191,957	3,103,890	2,248,190	1,346,016
Recycle and Reduce	% Of Total Facilities
Plastic Recycling	56%	50%	67%	83%	67%
Paper Recycling	56%	50%	67%	83%	75%
Permanent Kitchenware	56%	67%	67%	67%	50%(4)
E-Recycling	78%	83%	100%	100%	100%

(1)
Facilities which have obtained industry standard certifications such as BREEAM (the Building Research Establishment Environmental Assessment Method), LEED (Leadership in Energy and Environmental Design), ENERGY STAR® or similar certifications demonstrating energy efficient practice. During 2023, we closed a certified facility, which reduced the 2023 percentage.

(2)
Refrigeration, air conditioning and fire suppression use materials which contribute to greenhouse gas emissions. We will be identifying any possible opportunities to reduce our carbon footprint from these emissions.

(3)
Increase attributable to an increase in the number and frequency of employees present in certain facilities.

(4)
Reduction due to changes to facility mix, reducing number of facilities at which plastic and paper recycling occurs and at which the use of permanent kitchenware is available.

Emissions by Region:
Country	U.S.	India	Uruguay	Luxembourg
Percentage of Altisource Direct GHG Contribution by Country	19.3%	11.4%	68.5%	0.8%
In 2024, we intend to continue to assess our real estate portfolio, telecommuting and transport programs to evaluate ways to further reduce our impact on the environment, including by implementing and continuing to foster remote working arrangements.
Human Rights
We acknowledge that our business activities may pose certain risks on human rights in relation to workplace safety and fair conditions of employment.
We have undertaken several efforts to reduce and mitigate these risks and remain committed to the respect of human rights as described in our Human Rights Statement (available at www.altisource.com/humanrights). Among other things, this document reaffirms the Company’s commitment to respect all applicable legal rights of freedom of association and collective bargaining as applicable in the different locations where we operate, to provide a safe and healthy workplace, foster socially responsible businesses in which women and minorities can

Proxy Summary
participate on an equal basis and adhere to applicable laws intended to promote human rights. Consistent with the principles set forth in our Code of Business Conduct and Ethics, and other policies and procedures, our Human Rights Statement prohibits forced labor and child labor. We have developed policies and procedures to establish and foster an equal opportunity and non-discrimination culture.
Our Vendor Code of Business Conduct and Ethics (available at https://www.altisource.com/vendorscodeofconduct), which is generally made a part of our vendor agreements, requires vendors to embed respect for human rights into their business operations and prohibits: (i) the employment of child labor; and (ii) the use of any compulsory, involuntary or forced labor which includes slavery, forced contract, human trafficking and any other form of work that is done against a worker’s will.
Workforce and Diversity
Our global workforce consists of various diverse talent groups. The majority of our employees support our Servicer and Real Estate, and Origination businesses; we also have a significant number of technology employees developing and maintaining our technology-enabled solutions and infrastructure. As of December 31, 2023, we had 1,071 employees. In the United States, in addition to supporting operations, a number of our employees fill roles that require professional licenses and work in product, sales and marketing, and corporate functions. In India, our workforce primarily comprises the teams that support operations, technology, and corporate functions, while in Uruguay, the workforce supports operations and several corporate functions. The executive management team is largely based in Luxembourg, our headquarters.
Our people practices aim to develop our workforce and retain high performers. In 2023, we retained 92% of employees deemed high performers, excluding Company initiated separations. We had regular touchpoints through the employee life cycle, including one-on-one connects, skip meetings and employee surveys to understand the employee needs and align our people practices accordingly to meet these needs. During the year, our human resources team continued to implement initiatives to expand diversity, equity and inclusion. Initiatives included training and awareness sessions for managers, women leadership talks, mentoring initiatives for the diverse population, awareness campaigns on pride, and mental health and cultural history months. There were also several events focusing on both physical and mental wellness in a remote environment.
We continued to emphasize employee development and training. Each of our employees on average undertook 21 hours of training in 2023, including a mix of functional, compliance and behavioral learning programs. We expanded our learning modules in 2023, which include podcasts, behavioral learning programs and several other self-paced online programs, in addition to our regular online trainings.
Gender Distribution:
We believe that our globally diverse, inclusive, and collaborative workforce makes us a more innovative and creative organization. We are an equal opportunity employer, and our policies prohibit unlawful discrimination

Proxy Summary
or harassment of any kind, including on the basis of race, color, caste, creed, religion, national origin, ancestry, citizenship status, age, sex or gender (including pregnancy, childbirth, and related medical conditions), gender identity or expression (including transgender status), sexual orientation, marital status, military service and veteran status, physical or mental disability, protected medical condition as defined by applicable law, genetic information, or any other characteristic protected by applicable law. At Altisource, everyone is valued and appreciated for their distinct contributions to the growth and sustainability of our business. The same principles are included in our Vendor Code of Business Conduct and Ethics.
In the United States, 24% of leadership roles (Director and above) are held by women and 24% by people of color, while 47% of employees are women and 41% are people of color. Our focus on creating awareness through diversity learning workshops, panel discussions with employees and promotion of a diversity statement helps to provide a comprehensive ecosystem for diversity to flourish.
We value diversity among our supply chain, the overall percentage of minority, LGBTQ+, disabled and veteran owned businesses that provide services to the Company has grown steadily over the past three years.
As highlighted in our Human Rights Statement, employee health and well-being are critical to us. We did not receive any formal employee complaints regarding health and safety during 2023, and to our knowledge, we have not experienced any work-related accidents during the last three years.
As a result of the pandemic’s impact on the default market and our default related businesses, and the impact that higher interest rates had on certain of our origination related businesses, we made the difficult decision to reduce our global workforce in 2023 to better align our staffing levels to revenue. These initiatives impacted approximately 33% of our global workforce throughout the year.
Shareholder Engagement
We seek to engage with our shareholders and analysts through our quarterly earnings calls, which typically follow our quarterly financial filings with the Securities and Exchange Commission (“SEC”). During 2023, we met with shareholders collectively representing a majority of our outstanding shares, as well as analysts, to discuss a variety of matters, including Company strategy, business performance and operations, compensation practices and capital structure.
Board Composition and Experience
Our Board of Directors and Nomination/Governance Committee are committed to ensuring that our Board of Directors is comprised of directors who collectively provide a significant breadth of experience, the ability to effectively chart the strategic course of the Company, represent the interests of shareholders and reflect our corporate values of integrity and ethical conduct. During 2023, when discussing the future of our Board of Directors, our Nomination/Governance Committee continued to consider the potential benefits of onboarding candidates with relevant experience that reflect the diversity of the society where we operate.
Our Board of Directors has nominated all our current directors for reelection at the Annual Meeting.
Current Board of Directors’ skills and expertise:

Proxy Summary
Our Board of Directors also believes that having directors with a mix of tenure helps to maintain and leverage institutional knowledge while providing different experiences and perspectives.
Board of Directors’ tenure and current members:

2009
2009
2022
2022
2017
William B. Shepro
Roland Müller-Ineichen
Joseph L. Morettini
Mary C. Hickok
John. G. Aldridge, Jr.

Corporate Governance Practices
✓
Annual election of directors

✓
Majority of independent directors

✓
Active shareholder engagement

✓
Shareholder meetings can be called by shareholders owning at least 10% of our share capital

✓
Share ownership requirements for non-management Directors and the Chief Executive Officer

✓
Annual self-evaluations of our Board of Directors and Committee

✓
Lead Independent Director role facilitates independent Board of Directors’ oversight of management

✓
Regular executive sessions of independent directors

✓
Regular executive sessions of the Audit Committee members with the Company’s internal auditor

✓
Regular executive sessions of the Audit Committee members with the Company’s external auditor

✓
Board of Directors’ engagement in strategic objectives

✓
Board of Directors’ evaluation of the Chief Executive Officer’s performance

✓
Board of Directors’ engagement in long-term succession planning for executives

✓
Board of Directors oversees strategy, financial performance, and risk management and controls

✓
No shareholder rights plan (“poison pill”)

✓
Board of Directors’ involvement in corporate social responsibility and sustainability efforts

Proxy Summary
Executive Compensation Highlights
✓
Aligns executive compensation with the interests of our shareholders

✓
Annual opportunity for shareholders to provide feedback through an advisory Say-on-Pay vote on executive compensation

✓
Based on a pay-for-performance philosophy

✓
Maintains a clawback policy, updated in 2023 in accordance with Nasdaq listing standards and SEC rules

✓
More than 50% of our named executive officers’ target compensation is linked to individual and Company performance metrics

✓
A substantial portion of our named executive officers’ target compensation is in the form of long-term equity awards

✓
A portion of our named executive officers’ long-term equity awards vest based on Company performance against designated financial metrics multiplied by the total shareholder return over a designated period, as benchmarked against the Russell 2000®, which multiplier may increase or decrease the value of such award

✓
Determination of the annual incentive compensation pool is based on the Company’s performance against established financial objectives

✓
Determination of annual incentive compensation is based on performance against a scorecard with defined goals

✓
Eligibility for payment of annual incentive compensation is tied to financial effectiveness, compliance performance and leadership effectiveness

✓
Includes components based on Company and stock performance over a multi-year period

Altisource Portfolio Solutions S.A.
Proxy Statement
Annual Meeting of Shareholders

General Information
We have made this proxy statement available to you on or about April 17, 2024 as a holder of common stock of Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) because our Board of Directors is soliciting your proxy to be used at our Annual Meeting, and any adjournment or postponement thereof. The Annual Meeting will be held on Thursday, May 30, 2024, at 9:00 a.m. Central European Time for the purposes listed in the Notice of Annual Meeting of Shareholders. The meeting will be held at our registered office located at 33, Boulevard Prince Henri, L-1724 Luxembourg City, Grand Duchy of Luxembourg.
Internet Availability of Proxy Materials
Consistent with historical practice, we are using the “Notice and Access” method of furnishing proxy materials to our beneficial shareholders via the Internet, instead of mailing printed copies of those materials to each shareholder. By doing so, we reduce the environmental impact of the meeting and save costs. On April 17, 2024, we expect to commence mailing Notices of Internet Availability of Proxy Materials (the “Notices”) to participating shareholders. The Notice contains instructions about how to access our proxy materials. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. Beneficial shareholders, other than those who previously chose to receive our proxy materials in paper format, will receive an email with links to the online proxy materials. If you previously requested to receive paper copies of the proxy materials by mail, you will receive the proxy materials by mail until you elect otherwise.
Shareholders of record will receive a paper copy of the proxy materials for the Annual Meeting by mail except to the extent they previously requested or authorized delivery of proxy materials electronically. The proxy card included with the proxy materials contains instructions on how to request electronic delivery of future proxy materials for the Annual Meeting.
Who May Vote
You are entitled to vote at the Annual Meeting, and any adjournment or postponement thereof, if you were a holder of our common stock at the close of business on April 3, 2024. At the close of business on April 3, 2024, there were 26,952,660 shares of common stock issued, outstanding and able to be voted, and there was no other class of equity securities outstanding. Each share of our common stock is entitled to one (1) vote at the Annual Meeting on all matters properly presented for a vote at such meeting.
Voting Procedures
If you are a shareholder of record, which means you hold your shares through an account with our transfer agent, American Stock Transfer & Trust Company, LLC, you may vote by one of the following options:
•
Over the Internet, at www.proxyvote.com, by following the instructions on your proxy card or the instructions that you received by email; or

•
By completing, dating, signing and returning the proxy card by mail.

If you are a beneficial holder, meaning you hold your shares in “street name” through an account with a bank or broker, please follow the voting directions on the voting instruction form that your bank or broker provides to you.
Your ability to vote over the Internet depends on the voting procedures of your bank or broker.
If you vote over the Internet, your vote must be received by Altisource no later than 9:59 p.m. Central European Time (3:59 p.m. Eastern Time) on May 16, 2024, in order to allow sufficient time to tabulate the votes prior to the start of the meeting.
Shareholders may also vote in person at the meeting. All shareholders must present proof of share ownership as of the record date and valid government-issued photo identification to vote in person at the meeting. If a bank

Proxy Statement
or broker holds your shares, you must also obtain and present a “legal proxy” from the holder of record to vote at the meeting. For specific instructions, please refer to the proxy card, notice or email notification you receive.
Even if you plan to attend the meeting, we recommend that you vote your shares in advance of the meeting in one of the manners available to you so that your vote will be counted if later you are unable to attend in person.
How a Proxy Works
If you properly submit your proxy as instructed, and do not revoke it prior to its use, it will be voted in accordance with your instructions. Other than as discussed below with respect to “broker non-votes,” if no contrary instructions are given, each proxy received for the Annual Meeting will be voted “FOR” each of the nominees for Director named in this proxy statement and “FOR” each of the other proposals identified in the agenda for the Annual Meeting and, with regard to any other business that properly comes before the meeting, each proxy will be voted in accordance with the discretion of the persons appointed as proxies.
If the shares you own are held by a bank or broker and you do not provide specific voting instructions to your bank or broker on a “non-routine” item as defined by the New York Stock Exchange, the bank or broker will be prohibited from voting your shares. This is commonly referred to as a “broker non-vote.” All of our proposals other than the proposals related to the appointment of our independent registered certified public accounting firm and certified auditor and our annual accounts, are expected to be “non-routine” proposals; therefore, if you do not instruct your bank or broker how to vote your shares with respect to these proposals, your shares will not be counted.
How to Revoke a Proxy
Your proxy may be used only at the relevant meeting and any adjournment or postponement thereof and may not be used for any other meeting. You have the power to revoke your proxy at any time before it is exercised by
•
providing written notice, received by our Corporate Secretary at the following address:

Gregory J. Ritts, Corporate Secretary
Altisource Portfolio Solutions S.A.
33, Boulevard Prince Henri
L-1724 Luxembourg City
Grand Duchy of Luxembourg;
•
submitting a properly executed proxy bearing a later date; or

•
appearing at the meeting and giving the Corporate Secretary notice of your intention to vote in person.

Quorum and Voting Information
Although Luxembourg law does not require a quorum for the conduct of business at the Annual Meeting, in accordance with the requirements of the Nasdaq listing standards, the Company has established that the presence at the Annual Meeting of holders of at least thirty-three and one-third percent (33 1∕3%) of our issued and outstanding shares of common stock able to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and “broker non-votes” will be treated as present for purposes of a quorum.
Assuming a quorum, each of the five (5) nominees for Director will be elected as a Director of Altisource at the Annual Meeting so long as the votes cast in favor of such nominee exceeds the votes cast against such nominee. You may vote for, against or abstain from voting for one (1) or more nominees for Director.
The following Annual Meeting proposals will be approved if the votes cast in favor of the action exceed the votes cast against the action: (i) the proposal to approve the appointment of RSM US LLP as our independent registered certified public accounting firm for the year ending December 31, 2024 and until the Company’s 2025 annual meeting of shareholders, and the appointment of Atwell S.à r.l. as our certified auditor (Réviseur

Proxy Statement
d’Entreprises) for all statutory accounts as required by Luxembourg law for the same period; (ii) the proposal to approve the Luxembourg Statutory Accounts as of and for the year ended December 31, 2023; (iii) the proposal to receive and approve our Directors’ report for the Luxembourg Statutory Accounts for the year ended December 31, 2023 and to receive our supervisory auditor’s (Commissaire aux Comptes) report for the Luxembourg Annual Accounts for the same period; (iv) the proposal to allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2023; (v) the proposal to approve the discharge of each of our Directors for the performance of their mandate during the year ended December 31, 2023 and our supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period; (vi) the advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (“Say-on-Pay”); (vii) the proposal to approve the amendment of our 2009 Equity Incentive Plan (the “Plan”) to increase the number of shares of common stock reserved for issuance under the Plan by an additional 3.3 million shares; and (viii) any other matter properly submitted for your consideration at the Annual Meeting. Because the advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement (“Say-on-Pay”) is non-binding and advisory in nature, there is no required number of votes that would constitute approval. While our Board of Directors intends to carefully consider the shareholder votes resulting from the Say-On-Pay proposal, the final vote will not be binding on us and is advisory in nature.
Any other matter properly submitted for your consideration will be approved with such vote as required by Luxembourg law. Abstentions and broker non-votes will not be counted in determining the number of votes cast in connection with the proposals on the agenda of the Annual Meeting.

Proposal One
Proposal One: Election of Directors

Our Articles of Incorporation provide that our Board of Directors shall consist of no less than three (3) and no more than seven (7) members, with the exact number to be decided by our shareholders.
We are proposing the five (5) nominees listed below for election as Directors at the Annual Meeting until the next annual meeting of shareholders or until their respective successors have been elected and qualified, subject to their earlier death, resignation or removal.
All nominees currently serve as our Directors. There are no arrangements or understandings between any nominee and any other person for selection as a nominee.
If any nominee is unable or unwilling to stand for election at the time of the Annual Meeting, the shares represented by a validly executed proxy will be voted for the election of such other person as our Board of Directors may recommend in place of such nominee, unless our Board of Directors chooses to reduce the number of Directors serving on our Board of Directors. At this time, our Board of Directors knows of no reason why any of the nominees would not be able or willing to serve as Director if elected.
The following table sets forth certain information concerning each of our nominees for Director:
				Committee Memberships(1)
Name	Age(1)	Director Since	Independent	Executive Committee	Audit Committee	Compensation Committee	Compliance Committee	Nom/Gov Committee
John. G. Aldridge, Jr.	55	2022	✓				✓(2)
Mary C. Hickok	30	2022	✓		✓	✓(2)
Joseph L. Morettini	71	2017	✓		✓			✓(2)
Roland Müller-Ineichen(3)	63	2009	✓	✓(2)	✓(2)	✓		✓
William B. Shepro	55	2009		✓			✓

(1)
As of April 3, 2024

(2)
Committee Chair

(3)
Lead Independent Director

We believe that the proposed composition of our Board of Directors will be well-balanced in terms of tenure between more experienced Directors and more recently appointed Directors.
The principal occupation for the last five (5) years, as well as additional biographical information for each nominee for Director are set forth below. The nominees for Director collectively bring a wealth of leadership experience and insight derived from relevant industry experience, education and training, service in executive and managerial roles, and board experience.
John. G. Aldridge, Jr.   Mr. Aldridge was appointed to our Board of Directors in May 2022. Mr. Aldridge is the founder and managing partner of Aldridge|Pite, LLP (“Aldridge Pite”), a multi-state law firm focusing on the representation of banks, financial institutions, mortgage servicing entities and institutional investors with respect to all facets of the commercial and residential real estate life cycle. Aldridge Pite counts among its client base the 30 largest servicing and financial institutions in the country as well as all governmental enterprises engaged in the mortgage industry. Mr. Aldridge is also the Senior Partner at Aldridge|Pite|Haan, LLP, a multi-state collections law firm with a primary emphasis on consumer and commercial collections. Mr. Aldridge founded, owned, operated and sold numerous companies involved in the real estate industry, including title companies, trustee companies, service of process companies, technology (as a service) companies and technology and business process consulting companies. Mr. Aldridge currently sits on the Board of Directors of a privately held title company. Mr. Aldridge has served on industry Boards of Directors as well, including most recently the United States Foreclosure Network, and is a frequent speaker at mortgage banking and real estate conferences across the country. Mr. Aldridge holds a Bachelor of Science in Political Science from the University of North Carolina at Chapel Hill and a Juris Doctor from Emory University School of Law.
Mr. Aldridge’s mortgage industry knowledge and extensive relationships with senior management of mortgage origination and servicing companies, developed through professional engagements, strengthens Altisource’s client

Proposal One
relationships, leading to new business opportunities. Mr. Aldridge’s expertise in the industry helps Altisource stay ahead of market trends and adapt its services to better serve its clients.
Mary C. Hickok.   Ms. Hickok was appointed to our Board of Directors in March 2022. Ms. Hickok serves as Managing Director at Deer Park Road Management Company, LP (“Deer Park”), an alternative investment management firm, where she is responsible for leading the Flywheel SFR Fund, a single-family rental strategy. Prior to joining Deer Park in July 2020, Ms. Hickok served as Associate, Fixed Income Sales and Trading at Morgan Stanley from July 2017 to July 2020. Ms. Hickok holds a Bachelor of Arts in Economics and Foreign Affairs from the University of Virginia, as well as the Chartered Financial Analyst designation.
Ms. Hickok’s expertise and experience in business advisory services and asset management, including real estate and mortgage-related investments, provide our Board of Directors with a valuable perspective on strategic decision-making and risk management. Deer Park’s position as a Company investor has provided Ms. Hickok with a thorough understanding of our business as well as unique insight into the interests of our long-term investors. Ms. Hickok is financially literate and qualifies as a financial expert as defined by the Nasdaq listing standards and SEC rules.
Joseph L. Morettini.   Mr. Morettini was appointed to our Board of Directors in May 2017. Mr. Morettini served as a Partner at Deloitte & Touche LLP (“Deloitte”) from 1989 until his retirement in 2015, and in various positions at Deloitte from 1984 to 1989. During his tenure at Deloitte, his client responsibilities included companies in the financial services and mortgage servicing industries, in addition to various public companies from small market capitalization to large market capitalization. From August 2009 to February 2014, he served as the external audit partner assigned to Altisource. Mr. Morettini also served on the Board of Directors and as Audit Committee Chairman of TechBridge, an Atlanta, Georgia based nonprofit organization, from 2003 to 2005. Mr. Morettini holds a Bachelor of Arts in Liberal Arts and Sciences from the University of Illinois and a Master of Accountancy from Western Illinois University. Mr. Morettini is a Certified Public Accountant.
Mr. Morettini’s extensive experience with large financial institutions and public corporations in the financial services and mortgage servicing industries, as well as his thirty-plus years of experience with Deloitte, provide our Board of Directors with valuable insight from an accounting and auditing perspective. Mr. Morettini is financially literate and qualifies as a financial expert as defined by the Nasdaq listing standards and SEC rules.
Roland Müller-Ineichen.   Mr. Müller-Ineichen was appointed to our Board of Directors in July 2009 and as Lead Independent Director in September 2020. He also serves on the Board of Directors of ONE Swiss Bank SA, with offices in Geneva, Zurich and Lugano, Switzerland, which offers advisory, asset management and wealth management services; of SWA Swiss Auditors AG, a private company based in Freienbach, Switzerland that provides auditing and consulting services for financial institutions in Switzerland; and of Habib Bank Zurich AG, a provider of corporate, personal, private, and correspondent banking products based in Zurich. Mr. Müller-Ineichen served as a Partner with KPMG Switzerland and KPMG Europe LLP where he was the lead partner on audits of national and international banks, security dealers and fund management companies. Mr. Müller-Ineichen began working in the Zurich office of KPMG in June 1995 as a Senior Manager in the audit department focused on the banking and financial services industries and served as a Partner from January 1999 until his retirement in December 2008. Prior to joining KPMG, Mr. Müller-Ineichen progressed through various audit and managerial roles with Switzerland-based financial institutions. Mr. Müller-Ineichen is a Swiss Certified Public Accountant. He completed a commercial and banking business apprenticeship with UBS in 1980. Mr. Müller-Ineichen holds a Business Commerce degree.
Mr. Müller-Ineichen’s past employment experience provides our Board of Directors with accounting expertise, and his experience in the financial services industry provides our Board of Directors with valuable audit and accounting as well as strategic and financial insights. Furthermore, Mr. Müller-Ineichen is financially literate and qualifies as a financial expert as defined by the Nasdaq listing standards and SEC rules. Through his fourteen-plus years of service on our Board of Directors, Mr. Müller-Ineichen has a thorough understanding of our business and industry.
William B. Shepro.   Mr. Shepro was appointed Chief Executive Officer and to our Board of Directors in July 2009. Since May 2019, Mr. Shepro has served as Chairman of our Board of Directors. Mr. Shepro previously served as the President and Chief Operating Officer of Ocwen Solutions, a business unit of Ocwen Financial

Proposal One
Corporation (“Ocwen”). From 2003 to 2009, he served as President of Global Servicing Solutions, LLC, a joint venture between Ocwen and Merrill Lynch. Mr. Shepro also held the positions of Senior Vice President of Ocwen Recovery Group, and Senior Vice President, Director and Senior Manager of Commercial Servicing at Ocwen. He joined Ocwen in 1997. Mr. Shepro also serves on the Boards of Lenders One, Bungalow Living, Inc., and on the Board of Managers of Vested Communities Operating LLC. Mr. Shepro holds a Bachelor of Science in Business from Skidmore College and a Juris Doctor from the Florida State University College of Law.
Mr. Shepro’s day-to-day leadership and intimate knowledge of our industry, business, customers and operations provide our Board of Directors with Company-specific experience and expertise. Furthermore, Mr. Shepro’s legal background and operational experience in the financial technology and residential and commercial mortgage servicing and real estate industries provide our Board of Directors with valuable strategic, industry and operational insights and expertise.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR TO SERVE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR RESPECTIVE SUCCESSORS HAVE BEEN ELECTED AND QUALIFIED

Board of Directors and Corporate Governance

Meetings of our Board of Directors
Our Board of Directors plays an active role in overseeing the Company’s business and representing the interests of the Company and its shareholders. Directors generally attend all meetings of our Board of Directors and Committees on which they serve. Directors are also consulted for advice and counsel between formal meetings.
Our Board of Directors met twelve (12) times in 2023 and took action pursuant to written consent one (1) time.
In accordance with Luxembourg law and the Company’s Articles of Incorporation, our Board of Directors has appointed the Company’s Chief Executive Officer to serve as the Managing Director (administrateur délégué) of the Company to conduct the daily management of the Company. The Managing Director took no action pursuant to written consent in 2023.
During 2023, each of our Directors attended at least seventy-five percent (75%) of the meetings of our Board of Directors and Committees on which they served, in each case, during their period of service.
During 2023, our Chairman and Chief Executive Officer declared a conflict of interest and abstained from voting during our Board of Directors’ approvals of the following transactions: (i) the ratification of the Compensation Committee’s approvals as they relate to his 2022 Service Year Recommended Incentive Award, and his 2023 Annual Incentive Plan and Scorecard; and (ii) our Board of Directors’ approval of the 2024 Annual Incentive Plan Scorecard and Methodology, as it relates to his scorecard.
Although we expect directors to attend each annual meeting of shareholders, we have no formal policy requiring such attendance. All the directors attended last year’s annual meeting.
Independence of Directors
Our Corporate Governance Guidelines provide that a majority of our Directors must qualify as independent Directors under the Nasdaq listing standards and applicable law.
Our Board of Directors annually reviews the direct and indirect relationships that the Company has with each Director. The purpose of this review is to determine whether any transactions or relationships are inconsistent with a determination that the Director is independent. Only those Directors who are determined by our Board of Directors to have no material relationship with Altisource are considered independent. This determination is based in part on the analysis of questionnaire responses that follow the independence standards and qualifications established by the Nasdaq and applicable law. Our Board of Directors also considers each Director’s beneficial ownership of our common stock in its independence analysis, as set forth under “Security Ownership of Certain Beneficial Owners and Management.” Our Board of Directors believes that stock ownership by Directors is positive in that it tends to further align a Director’s interests with those of our other shareholders. Please see “Minimum Stock Ownership Requirements” under the Board of Directors’ Compensation section for additional information.
Our Board of Directors has determined that all of our current Directors, other than Mr. Shepro, are independent under the Nasdaq listing standards. Our Board of Directors determined that Mr. Shepro is not independent because he also serves as Chief Executive Officer.
Executive Sessions of Independent Directors
Our independent Directors met in executive session of our Board of Directors without management four (4) times in 2023.
Board Leadership Structure
Our Corporate Governance Guidelines provide that our Board of Directors may appoint a lead independent director unless the Chairman of our Board of Directors is an independent director. Mr. Shepro, our Chairman of our Board of Directors, is also our Chief Executive Officer, and, as a result, our Board of Directors believes that

Board of Directors and Corporate Governance
it is in the best interests of the Company and our shareholders to appoint a lead independent director. Mr. Müller-Ineichen currently serves as Lead Independent Director. The lead independent director, among other responsibilities, presides over periodic meetings at which only our independent directors are present, serves as a liaison between the independent directors and the Chairman and Chief Executive Officer, and performs such duties as our Board of Directors may otherwise determine from time to time.
Our Board of Directors appointed Mr. Shepro as Chairman of our Board of Directors in May 2019. Our Board of Directors believes that combining the positions of Chairman and Chief Executive Officer is appropriate at this time due to Mr. Shepro’s critical role in our strategy, his experience with the Company and its customers across business cycles, and his longevity with the Company. Mr. Shepro is responsible for the design, in consultation with our Board of Directors, and execution of the Company’s strategic plan. Our Board of Directors believes that he is the appropriate person to serve as its Chairman.
Committees of our Board of Directors
Our Board of Directors has established an Audit Committee, a Compensation Committee, a Compliance Committee, a Nomination/Governance Committee and an Executive Committee. Except as otherwise required by applicable laws or rules, the Committees’ responsibilities and procedures are designed to remain flexible, so that they may be in a position to best react or respond to changing circumstances or conditions. A brief description of each committee is provided below.
Audit Committee.   The Audit Committee of our Board of Directors: (i) oversees the Company’s relationship with our independent registered certified public accounting firm and certified auditor; (ii) provides assistance to our Board of Directors with respect to matters involving accounting, auditing, financial reporting and internal control functions; (iii) establishes procedures for the receipt, retention and treatment of concerns, complaints and allegations received by the Company relating to the financial reporting process and our system of accounting, internal accounting controls, auditing and federal securities law matters; (iv) reviews and approves transactions in which a “Related Person” (as defined by SEC Regulation S-K and in accordance with the Company’s Related Person Transactions Policy) has a material interest; (v) reviews the scope and results of the annual audit conducted by our independent registered certified public accounting firm, including any significant matters regarding internal controls over financial reporting; and (vi) reviews the Company’s internal audit plan, internal audit budget and risk management report on an annual basis. The Audit Committee is also empowered to retain, at the Company’s expense, such independent counsel or other advisors as it deems necessary in connection with its responsibilities.
The members of our Audit Committee during 2023 were Messrs. Müller-Ineichen and Morettini and Ms. Hickok, with Mr. Müller-Ineichen serving as the Committee Chair. Each member of our Audit Committee is independent as defined in regulations adopted by the SEC and the Nasdaq listing standards. Our Board of Directors has determined that all members of our Audit Committee are financially literate, possess accounting or related financial management experience that results in the individual’s financial sophistication within the meaning of the Nasdaq listing standards, and qualify as audit committee financial experts as that term is defined in SEC rules. Pursuant to the Company’s Corporate Governance Guidelines, no director may serve as a member of the Audit Committee if such director serves on the audit committee of more than two other public companies, unless our Board of Directors determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee.
Our Audit Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at https://ir.altisource.com/corporate-governance and is available in print to any shareholder who requests it. The Audit Committee reviews its charter annually and presents any recommendations for amendments to our Board of Directors. The Audit Committee also evaluates its performance under its charter and reports to our Board of Directors on the results of its evaluation, including an assessment of the charter’s adequacy. The Audit Committee last reviewed its Charter in December 2023. The Audit Committee met nine (9) times in 2023. The Audit Committee met in executive session with the Company’s internal auditors four (4) times, with the Company’s external auditors four (4) times, and simultaneously with the internal and external auditors three (3) times.
Compensation Committee.   The Compensation Committee of our Board of Directors oversees our compensation and employee benefit plans and practices. Our Compensation Committee also evaluates and makes

Board of Directors and Corporate Governance
recommendations to our Board of Directors for compensation and other human resources matters relating to our executive officers. The Compensation Committee reviews and subsequently approves all executive compensation programs, any severance or termination arrangements applicable to executive officers and any equity compensation plans that are not subject to shareholder approval. The Compensation Committee also has the power to review our other compensation plans, including the goals and objectives thereof. The Compensation Committee is responsible for reviewing Director compensation and recommending changes, subject to the approval of our shareholders. The Compensation Committee has the authority to administer awards under our 2009 Equity Incentive Plan.
The Compensation Committee may request that any of our Directors, executive officers, employees or others attend its meetings to provide advice, counsel or pertinent information as the Committee requests. Certain executives are involved in the design and implementation of our executive compensation program. Our Chief Executive Officer generally attends Compensation Committee meetings, except that he is not present during any voting or deliberations related to his own compensation. Mr. Shepro actively participated in performance determinations and compensation discussions for other executive officers, including making recommendations to the Compensation Committee as to the amount and form of compensation. The Compensation Committee exercises its discretion in accepting, rejecting or modifying any such executive compensation recommendations. The Compensation Committee will generally delegate executive compensation matters (other than for Named Executive Officers) to the Chief Executive Officer for execution and, in limited circumstances, further development following approval by the Committee.
In addition, the Compensation Committee has delegated authority to the Chief Executive Officer to approve equity awards of up to 5,000 stock options per employee and/or up to 5,000 restricted shares (or similar equity instrument) per new hire and existing employees (other than Named Executive Officers), for an aggregate amount of up to 75,000 stock options and/or restricted shares (or similar equity instrument) per calendar year. Awards approved by the Chief Executive Officer pursuant to this delegation are reported to the Compensation Committee on a regular basis.
The Compensation Committee is also empowered to retain independent compensation consultants, counsel or other advisors as it deems necessary in connection with its responsibilities at the Company’s expense. In determining whether a compensation consultant, counsel or other advisor is independent, the Compensation Committee considers all factors set forth in SEC rules and the Nasdaq listing standards with respect to advisor independence, as well as any other factors the Compensation Committee deems relevant.
The members of the Compensation Committee during 2023 were Ms. Hickok and Mr. Müller-Ineichen, with Ms. Hickok serving as the Committee Chair.
Each member of the Compensation Committee is independent as defined by the Nasdaq listing standards, as revised in 2013. We believe that their collective achievements and knowledge provide us with extensive diversity in experience, culture and viewpoints.
Our Compensation Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at https://ir.altisource.com/corporate-governance and is available in print to any shareholder who requests it. The Compensation Committee reviews its charter annually and presents any recommendations for amendments to our Board of Directors. The Compensation Committee also evaluates its performance under its charter and reports to our Board of Directors on the results of its evaluation, including an assessment of the charter’s adequacy. The Compensation Committee last reviewed its charter in December 2023. The Compensation Committee met four (4) times in 2023 and took action pursuant to written consent three (3) times.
Compliance Committee.   The Compliance Committee of our Board of Directors assists our Board of Directors with developing, monitoring and evaluating the Company’s compliance function, including its compliance management system, and the Company’s compliance with applicable laws, rules and regulations governing its businesses. The Compliance Committee performs such other duties as may be prescribed pursuant to its charter.
The members of the Compliance Committee during 2023 were Messrs. Aldridge and Shepro, with Mr. Aldridge serving as Chair.

Board of Directors and Corporate Governance
Our Compliance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at https://ir.altisource.com/corporate-governance and is available in print to any shareholder who requests it. The Compliance Committee reviews its charter annually and presents any recommendations for amendments to our Board of Directors. The Compliance Committee also evaluates its performance under its charter and reports to our Board of Directors on the results of its evaluation, including an assessment of the charter’s adequacy. The Compliance Committee most recently reviewed the charter in December 2023. The Compliance Committee met four (4) times in 2023.
Nomination/Governance Committee.   The Nomination/Governance Committee of our Board of Directors has provided our Board of Directors with a set of corporate governance guidelines, oversees the evaluation of our Board of Directors and recommends to our Board of Directors individuals qualified to serve as Directors and committee members. It also advises our Board of Directors with respect to its composition, procedures and committees. The Nomination/Governance Committee may retain, at the Company’s expense, such independent counsel or other advisors as it deems necessary.
The members of the Nomination/Governance Committee during 2023 were Messrs. Morettini and Müller-Ineichen, with Mr. Morettini serving as the Committee Chair. Each member of the Nomination/Governance Committee is independent as defined by the Nasdaq listing standards.
Our Nomination/Governance Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at https://ir.altisource.com/corporate-governance and is available in print to any shareholder who requests it. The Nomination/Governance Committee reviews its charter annually and presents any recommendations for amendments to our Board of Directors. The Nomination/Governance Committee also evaluates its performance under its charter and reports to our Board of Directors on the results of its evaluation, including an assessment of the charter’s adequacy. The Nomination/Governance Committee last reviewed its charter in December 2023. The Nomination/Governance Committee met four (4) times in 2023.
The Nomination/Governance Committee regularly evaluates the appropriate size of our Board of Directors. When a vacancy is anticipated, the Nomination/Governance Committee selects several candidates for Director. Candidates may be recommended to the Nomination/Governance Committee by current members of our Board of Directors, professional search firms, shareholders or industry sources.
When recommending nominees to our Board of Directors, the Nomination/Governance Committee considers candidates based on merit, against objective criteria relating to the candidate’s knowledge, experience, skills and expertise, with due regard for the benefits of diversity on our Board of Directors. In considering diversity, the Nomination/Governance Committee considers differences that relate to gender, age, ethnicity, race, national origin, cultural background, disability, religion and other relevant personal distinctions. The Nomination/Governance Committee assesses the effectiveness of the Company’s Board Diversity Policy as part of its annual review of the composition of our Board of Directors and considers the results of this assessment when evaluating director nominees. Our Board Diversity Policy is available on our website at https://ir.altisource.com/corporate-governance.
In evaluating a particular candidate, the Nomination/Governance Committee will also consider factors other than the candidate’s qualifications and background, including: (i) the current composition of our Board of Directors and the interplay between the candidate’s experience and the backgrounds of the current members of our Board of Directors; (ii) whether the candidate meets the independence standards set forth under applicable laws, regulations and the Nasdaq listing standards; (iii) the balance of management and independent Directors; (iv) the need for Audit Committee expertise; and (v) the evaluation of other prospective nominees.
As part of this evaluation, prospective nominees will be interviewed by one or more members of the Nomination/Governance Committee, and others as appropriate. After completing the evaluation and interviews, the Nomination/Governance Committee recommends individuals for nomination to our full Board of Directors. After considering the Nomination/Governance Committee’s recommendation and report, our Board of Directors decides which candidates will be nominated and presented to the shareholders for election.
The Nomination/Governance Committee considers director candidates recommended by shareholders. If you would like to recommend persons for consideration by our Nomination/Governance Committee as nominees for

Board of Directors and Corporate Governance
election to our Board of Directors, you can do so by writing to our Corporate Secretary at Altisource Portfolio Solutions S.A., 33, Boulevard Prince Henri, L-1724 Luxembourg City, Grand Duchy of Luxembourg. If you recommend a qualified candidate for Director, our Nomination/Governance Committee will evaluate that candidate in the same way that it would evaluate any other candidate. You should provide each proposed nominee’s name, biographical information, qualifications and expertise. Your recommendation should also include a written statement from the proposed nominee consenting to be named as a nominee and, if nominated and elected, to serve as a Director. Any recommendation that a shareholder wishes to have included in our proxy materials for consideration at our 2025 annual meeting of shareholders must be received at our registered office no later than December 9, 2024. Please see the “Shareholder Rights” and “Shareholder Proposals” sections for additional information regarding shareholder proposals.
Executive Committee.   Our Executive Committee acts on behalf of our Board of Directors between meetings and otherwise assists our Board of Directors in handling matters that, in the opinion of the Chairman of our Board of Directors, should not be postponed until the next scheduled meeting of our Board of Directors. The members of our Executive Committee during 2023 were Messrs. Müller-Ineichen and Shepro, with Mr. Müller-Ineichen serving as the Committee Chair.
Our Executive Committee operates under a written charter approved by our Board of Directors, a copy of which is available on our website at https://ir.altisource.com/corporate-governance and is available in print to any shareholder who requests it. The Executive Committee reviews its charter annually and presents any recommendations for amendments to our Board of Directors. The Executive Committee also evaluates its performance under its charter and reports to our Board of Directors on the results of its evaluation, provided that such performance evaluation shall not be necessary where minimal action was taken during the year. The Executive Committee last reviewed its charter in December 2023. The Executive Committee took no action in 2023.
Board Diversity
In accordance with Nasdaq’s Board Diversity Rule, we have elected to include our board diversity matrix in this proxy statement as set forth below:
Board Diversity Matrix (as of April 17, 2024)
Country of Principal Executive Offices	Grand Duchy of Luxembourg
Foreign Private Issuer	No
Disclosure Prohibited under Home Country Law	No
Total Number of Directors	5
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4
Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction
LGBTQ+
Did Not Disclose Demographic Background	5
Corporate Governance Guidelines
The Corporate Governance Guidelines adopted by our Board of Directors provide guidelines for effective corporate governance and to promote the effective functioning of our Board of Directors and its Committees. The Corporate Governance Guidelines cover topics such as Director qualification standards, Board of Directors and committee composition, Director responsibilities, minimum stock ownership requirements for our non-management Directors and our Chief Executive Officer, anti-hedging and anti-pledging policies, Director access to management and independent advisors, Director compensation, Director orientation and continuing education, management succession and annual performance reviews of our Board of Directors.
Our Nomination/Governance Committee reviews our Corporate Governance Guidelines at least once a year and, if necessary, presents any recommendations for amendments to our Board of Directors. The Nomination/

Board of Directors and Corporate Governance
Governance Committee last reviewed our Corporate Governance Guidelines in December 2023. Our Corporate Governance Guidelines are available on our website at https://ir.altisource.com/corporate-governance.
Shareholder Rights
We are committed to governance policies and practices that serve the interests of the Company and its shareholders in accordance with Luxembourg law. The following is a summary of our policies and practices that provide rights to our shareholders:
1.
Majority Voting:   Directors are elected by the majority of votes cast

2.
Annual Elections:   All Directors are elected annually. We do not have a staggered board of directors

3.
Shareholder Proposals:   Shareholders representing individually or jointly at least ten percent (10%) of the Company’s share capital may nominate candidates for election to our Board of Directors and make other proposals for inclusion in the proxy statement, subject to completing certain formalities. Please see the “Shareholder Proposals” section for additional information

4.
Shareholder Meetings:   A meeting of shareholders may be called at any time by the holders of at least ten percent (10%) of our share capital

5.
No Shareholder Rights Plan:   We do not maintain a shareholder rights plan (sometimes called a “poison pill”)

Our Board of Directors and its Committees monitor developments in governance best practices to assure that our Board of Directors continues to meet its commitment to represent shareholder interests.
Shareholder Engagement
Engagement with our shareholders helps us gain useful feedback on a wide variety of relevant topics, which may include corporate governance, compensation practices, Board diversity, capital structure, business performance and the strategy of the Company. If such feedback is received, it is shared regularly with the Company’s management and our Board of Directors and may be considered in setting the governance practices and strategic direction for the Company. Shareholder feedback may also help us to better tailor the public information we provide to address the interests and inquiries of our shareholders and other interested parties.
Altisource from time to time interacts and communicates with shareholders in a number of forums, including quarterly earnings presentations, SEC filings, investor conferences and meetings and press releases. In furtherance of the Company’s commitment to constructive communication and engagement with shareholders, the Company’s policy regarding communications by shareholders and other interested parties with our Board of Directors is designed to promote effective engagement with shareholders and clearly outline the parameters for such engagement.
Shareholders who wish to contact our Board of Directors or any individual Director regarding Altisource may do so by mail addressed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 33, Boulevard Prince Henri, L-1724 Luxembourg City, Grand Duchy of Luxembourg or by email to the Office of the Corporate Secretary at corporatesecretary@altisource.com. Relevant communications received in writing are distributed to our Board of Directors or to individual Directors, as appropriate, depending on the facts and circumstances outlined in the communication received.
Code of Ethics
We have a Code of Business Conduct and Ethics that applies to our Directors, officers and employees as required by the Nasdaq listing standards. We also have a Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer and the members of the Chief Financial Officer’s financial leadership team. The Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers are available on our website at https://ir.altisource.com/corporate-governance. On an annual basis, our Board of Directors reviews and approves the Code of Business Conduct and Ethics and the Code of Ethics for Senior Financial Officers. Our Board of Directors last reviewed the Code of Business Conduct and Ethics and the Code of

Board of Directors and Corporate Governance
Ethics for Senior Financial Officers in December 2023. Any amendments to the Code of Business Conduct and Ethics or the Code of Ethics for Senior Financial Officers, as well as any waivers that are required to be disclosed under SEC rules or the Nasdaq listing standards, must be approved by our Board of Directors or the Audit Committee and will be posted on our website at https://ir.altisource.com/corporate-governance or otherwise disclosed in accordance with such rules.
Risk Management and Oversight Process
Our Board of Directors and its Committees play a key role in the oversight of the Company’s risk management.
Through regular reviews with management and internal and external auditors, our Board of Directors and Audit Committee monitor Altisource’s enterprise risks, including credit risk, liquidity risk, operational risk and legal and regulatory risk. In its periodic meetings with internal and external auditors, the Audit Committee discusses the scope and plan for the internal audit department and, in conjunction with management, considers whether accounting and financial controls are aligned with business risks. In its periodic meetings with the external auditors, the Audit Committee reviews the external audit scope, the external auditors’ responsibilities and independence under the Standards of the Public Company Accounting Oversight Board (“PCAOB”), accounting policies and practices and other required communications.
Our Audit Committee periodically performs, and reports to our Board of Directors on, an enterprise risk assessment with management to review the principal risks that could adversely affect our business, and to monitor the steps management is taking to map and mitigate these risks. This enterprise risk assessment generally reviews: (i) strategic risks; (ii) financial risks; (iii) sales and marketing risks; (iv) operational risks; (v) legal and compliance risks; (vi) technology risks including data privacy risks and cybersecurity risks; and (vii) other risks that could adversely affect our business.
Our Board of Directors and Compliance Committee monitor the overall compliance function, including the compliance management system, and compliance with legal and regulatory requirements and related risks, through regular reviews with management. At least quarterly, our Compliance Committee reviews and discusses with management the Company’s compliance with legal and regulatory requirements and compliance programs.
In addition, working closely with management, our Nomination/Governance Committee assists our Board of Directors in monitoring the Company’s governance and succession risks, and our Compensation Committee assists our Board of Directors in monitoring the Company’s compensation policies and related risks.
The role of our Board of Directors in risk oversight is consistent with the Company’s leadership structure, with the Chief Executive Officer and other members of management having responsibility for assessing and managing the Company’s risk exposure, and our Board of Directors and its Committees providing oversight of the management of these risks.
Share Hedging, Margin Lending, Share Pledging
Our Corporate Governance Guidelines prohibit our executive officers from pledging or otherwise encumbering shares of the Company’s common stock as collateral for indebtedness and from entering into any transaction that is designed to hedge or offset any decrease in the market value of the Company’s common stock. We also maintain a Management Directive (Management Directive No. 5: Prevention of Insider Trading and Other Prohibitions) detailing our trading window period policy and our insider trading policy, which contains similar prohibitions.
Corporate Responsibility, Sustainability and Human Rights
Altisource’s Corporate Responsibility Management Committee oversees the policies, procedures and strategies regarding corporate responsibility, sustainability and environment. The Committee typically meets quarterly and includes our Chief Legal and Compliance Officer, Chief Financial Officer and other key operational executives. Our Board of Directors oversees the Corporate Responsibility Management Committee and receives regular updates on the effectiveness of our corporate responsibility initiatives.

Board of Directors’ Compensation

Compensation Arrangements for Non-Management Directors
Altisource’s director compensation program is designed to attract and retain highly qualified non-management directors. Our Compensation Committee believes that compensation for non-management directors should consist of both equity and cash to compensate members for their service on our Board of Directors and its committees and to align their interests with our shareholders.
In line with our philosophy that the interests of our Directors should align with the interests of our shareholders, and to encourage active membership, non-management Directors who attend at least seventy-five percent (75%) of all meetings of our Board of Directors and Committees on which they serve are entitled to receive an award of shares of our common stock at the end of the applicable service year based on an award value periodically approved by our shareholders. We determine the number of shares to be granted by dividing the award value by the average of the high and low prices of our common stock as reported on the Nasdaq Global Select Market on the first day of the service year.
For the 2022 to 2023 service year, our non-management Directors who attended at least seventy-five percent (75%) of all meetings of our Board of Directors and Committees on which they served received 12,327 shares of common stock at the end of the service year, based on an award value of $120,000, divided by the average of the high and low prices of the common stock as reported on the Nasdaq Global Select Market on May 18, 2022 (the first day of the 2022 to 2023 service year).
For the 2023 to 2024 service year, our non-management Directors who attend at least seventy-five percent (75%) of all meetings of our Board of Directors and Committees on which they serve will receive 28,037 shares of common stock at the end of the service year, based on an award value of $120,000, divided by the average of the high and low prices of the common stock as reported on the Nasdaq Global Select Market on May 17, 2023 (the first day of the 2023 to 2024 service year).
In addition, in line with our philosophy that the interests of our Directors should be aligned with those of our shareholders, new non-management Directors are granted a one-time award of 500 restricted shares of common stock, which are scheduled to vest in four (4) equal installments, with the initial portion vesting on the date of the annual meeting following the award and vesting continuing on the dates of the next three (3) annual meetings.
As approved by our shareholders at our 2016 annual meeting of shareholders, each non-management member of our Board of Directors also receives the following annual cash compensation, in quarterly installments:
•
a retainer of $54,000;

•
an additional $100,000 to the Chairman of our Board of Directors, if not a member of the Company’s management(1);

•
an additional $25,000 to the Audit Committee Chair;

•
an additional $17,500 to the Compliance Committee Chair;

•
an additional $15,000 to the Compensation Committee Chair;

•
an additional $12,500 to the Nomination/Governance Committee Chair;

•
an additional $10,000 to all Audit Committee members (other than the Audit Committee Chair);

•
an additional $10,000 to all Compliance Committee members (other than the Compliance Committee Chair), if not a member of the Company’s management(1);

•
an additional $7,500 to all Compensation Committee members (other than the Compensation Committee Chair); and

•
an additional $5,000 to all Nomination/Governance Committee members (other than the Nomination/ Governance Committee Chair).

(1)
As a management Director, our current Chairman of our Board of Directors does not receive an annual retainer or any other additional compensation for his service on our Board of Directors or any Board Committees.

Board of Directors’ Compensation
The Company also pays or reimburses our Directors for reasonable travel, lodging, food and other expenses incurred while attending Board of Directors, Committee or shareholder meetings, or other corporate functions.
Certain Directors are also required to file Luxembourg tax returns in connection with their compensation as Altisource Directors. In connection with this requirement, as approved by our shareholders at the 2018 Annual Meeting, the Company pays for tax preparation services for any Luxembourg tax returns that must be filed by non-resident Directors as a result of their membership on our Board of Directors.
Non-Management Director Compensation for 2023
The following table summarizes: (i) cash compensation earned in 2023 by each non-management member of our Board of Directors who served as a Director during 2023; (ii) stock awards made to our non-management Directors in 2023 for their service in the 2022 to 2023 service year; and (iii) any other compensation received from the Company in 2023. Mr. Shepro, as a member of the Company’s management, does not receive an annual retainer or any other additional compensation for his service on our Board of Directors.
Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	All Other Compensation	Total
John G. Aldridge, Jr.(3)	$71,500	$50,141	—	$121,641
Mary C. Hickok(4)	$79,000	$50,141	—	$129,141
Joseph L. Morettini	$76,500	$49,638	—	$126,138
Roland Müller-Ineichen(5)	$91,500	$49,638	—	$141,138

(1)
Cash compensation for our non-management directors is established on a “service year” basis running from one annual meeting of shareholders to the next annual meeting of shareholders and is paid in equal installments at the end of each quarter during which the non-management director served as a member of our Board of Directors. Director compensation may be prorated for a Director serving less than a full one (1) year term, as in the case of a Director joining our Board of Directors after an annual meeting of shareholders but during the service year. This table shows the amounts earned for service in 2023, including amounts earned for service in the fourth quarter of 2023 and paid in the first quarter of 2024.

(2)
Non-management Directors who attended at least seventy-five percent (75%) of all meetings of our Board of Directors and Committees on which they served for the 2022 to 2023 service year were entitled to receive an award of Altisource common stock at the end of such service year. The number of shares of common stock was determined by dividing $120,000 by the average of the high and low prices of the common stock as reported on the Nasdaq Global Select Market on the first day of the service year. This table shows the aggregate award date fair value of such shares on the date awarded in May 2023.

(3)
On the date of his initial election to our Board of Directors, Mr. Aldridge received a one-time grant of 500 shares of common stock. This award was scheduled to vest in four (4) equal installments beginning on the date of the 2023 annual meeting of shareholders and the final installment vesting on the date of the 2026 annual meeting of shareholders, subject to Mr. Aldridge’s continued service on our Board of Directors. As of December 31, 2023, Mr. Aldridge held 375 unvested shares.

(4)
On the date of her initial election to our Board of Directors, Ms. Hickok received a one-time grant of 500 shares of common stock. This award was scheduled to vest in four (4) equal installments beginning on the date of the 2022 annual meeting of shareholders and the final installment vesting on the date of the 2025 annual meeting of shareholders, subject to Ms. Hickok’s continued service on our Board of Directors. All cash compensation related to Ms. Hickok’s service as a Director is paid to STS Master Fund, Ltd. Shares granted to Ms. Hickok for her service as a Director are transferred to the account of DPR CC LLC, a C-Corp wholly-owned by Deer Park/STS Master Fund Ltd. As of December 31, 2023, DPR CC LLC held 250 unvested shares granted to Ms. Hickok.

(5)
Mr. Müller-Ineichen’s cash compensation was paid in euros using the following exchange rates that were in effect on the 15th day of the last month of the quarter for which the payment was made: for the first quarter 2023, an exchange rate of 0.93963 euros to the U.S. dollar; for the second quarter 2023, an exchange rate of 0.91939 euros to the U.S. dollar; for the third quarter 2023, an exchange rate of 0.93812 euros to the U.S. dollar and for the fourth quarter, an exchange rate of 0.91351 euros to the U.S. dollar. The cash amounts reported herein are the U.S. dollar amounts prior to conversion to euros.

Board of Directors’ Compensation
Minimum Stock Ownership Requirements
To further align our non-management Directors’ interests with those of our shareholders, our Board of Directors has adopted minimum stock ownership requirements for non-management Directors. Pursuant to these ownership requirements, each non-management Director is required to attain and maintain stock ownership at a level equal to three times his or her annual cash retainer. The minimum number of shares is determined as of the date of such person’s initial election as a non-management director, or if elected prior to the policy’s adoption, the date when he or she first became subject to this policy. Each non-management Director has two years from the effective date of his or her initial election or from the date on which he or she first becomes subject to the policy, whichever is later, to comply with these requirements. The minimum stock ownership level will not change as a result of fluctuations in the market price of the Company’s common stock. Incremental increases in the level of required stock ownership will be determined as of the effective date of any increase in the annual cash retainer paid to non-management Directors. Each of our Directors currently meets the minimum stock ownership requirements. The minimum stock ownership requirements for our non-management Directors and our Chief Executive Officer are set forth in our Corporate Governance Guidelines, which are available on our website at https://ir.altisource.com/corporate-governance.

Executive Officers Who Are Not Directors

The following table sets forth certain information with respect to each person who served as one of our executive officers in 2023 but did not serve on our Board of Directors. Our Board of Directors determines our executive officers on an annual basis and our executive officers generally serve at the discretion of our Board of Directors. None of our Directors or executive officers is related to any other Director or executive officer of Altisource by blood, marriage or adoption. The below named executive officers, together with William B. Shepro, are referred to in this document as our “Named Executive Officers”.
Name	Age(1)	Position
Michelle D. Esterman	51	Chief Financial Officer
Gregory J. Ritts	55	Chief Legal and Compliance Officer

(1)
As of April 3, 2024

The principal occupation for the last five (5) years, as well as certain other biographical information, for each of our current executive officers who is not a Director is set forth below.
Michelle D. Esterman.   Ms. Esterman has served as Chief Financial Officer of Altisource since August 2018. She also served as Chief Financial Officer of Altisource from March 2012 to October 2017 and as Executive Vice President, Finance of Altisource from October 2017 to August 2018. Before joining Altisource in March 2012, she served as Senior Manager, Audit & Enterprise Risk Services for Deloitte & Touche LLP (“Deloitte”) since 2003, including a two-year rotation with Deloitte Touche Tohmatsu, and in various roles for Deloitte from 1996 to 2003. Ms. Esterman began her career with Georgia Pacific Corporation in 1994 and is a Certified Public Accountant (Florida). She holds a Bachelor of Business Administration with a concentration in Accounting and a Master of Accountancy with a concentration in Tax from the University of North Florida.
Gregory J. Ritts.   Mr. Ritts has served as Chief Legal and Compliance Officer of Altisource since February 2018 and has served as General Counsel since joining Altisource in October 2014. Before joining Altisource, he served as Senior Vice President, Deputy General Counsel of Publicis Groupe, an advertising and communications group, beginning in June 2010. Mr. Ritts also served as Global Vice President of Business Affairs and Corporate Development at Razorfish LLC, and held various senior legal positions with aQuantive, Inc. and Microsoft Corporation. Mr. Ritts began his career with the law firms of Nixon Peabody and Perkins Coie as an associate attorney. He holds a Bachelor of Arts from Miami University and a Juris Doctor from the University of Michigan Law School.

Security Ownership of Certain Beneficial Owners and Management

Beneficial Ownership of Common Stock
The following table sets forth certain information regarding the beneficial ownership of our common stock by:
a.
all persons known by Altisource to beneficially own five percent (5%) or more of the outstanding common stock;

b.
each Director and Named Executive Officer of Altisource; and

c.
all Directors and current executive officers of Altisource as a group.

The table is based upon information supplied to us by Directors, executive officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is based on an aggregate of 26,952,660 shares issued and outstanding as of April 3, 2024. Unless otherwise indicated in the footnotes below, the information is provided as of the record date, April 3, 2024.
Unless otherwise noted, the address for contacting our Directors and Named Executive Officers listed below is: Altisource Portfolio Solutions S.A., 33, Boulevard Prince Henri, L-1724 Luxembourg City, Grand Duchy of Luxembourg.
Shares Beneficially Owned(1)
Name of Beneficial Owner:	Amount	Percent
William C. Erbey(2)	6,000,709	22.26%
Deer Park Road Management Company, LP(3)	4,248,976	15.76%
Hoak Public Equities, L.P.(4)	1,673,677	6.21%
Directors and Named Executive Officers:
William B. Shepro(5)	1,058,813	3.93%
Michelle D. Esterman(6)	192,507	*
Gregory J. Ritts(7)	98,371	*
Roland Müller-Ineichen	81,294	*
Joseph L. Morettini	58,061	*
John G. Aldridge, Jr.(8)	60,355	*
Mary C. Hickok(9)	0	*
All Directors and Executive Officers as a Group (7 persons)	1,549,401	5.74%

*
Less than one percent (1%)

(1)
For purposes of this table, an individual is considered the beneficial owner of shares of common stock if he or she directly or indirectly has, or shares, voting power or investment power, as defined in the rules promulgated under the Exchange Act, or has the right to acquire such beneficial ownership within 60 days of April 3, 2024. Therefore, the table includes options to purchase shares of our common stock that are currently exercisable or will become exercisable within such 60-day period and restricted shares and restricted share units (“RSUs”) that vest within 60 days, even if the share exercise price of such options exceeds the share value of such options. It does not include restricted shares that do not vest within such 60-day period and under which the holder has no voting rights until vested. With respect to shares, unless otherwise indicated, an individual has sole voting power and sole investment power with respect to the indicated shares. In accordance with Company policy, no shares have been pledged as security for indebtedness by our Named Executive Officers or Directors.

(2)
Based on information contained in a Schedule 13D/A filed with the SEC on May 21, 2021, Mr. Erbey’s holdings consist of (a) 548,220 shares of common stock held by Mr. Erbey and (b) 5,452,489 shares of common stock held by Salt Pond Holdings, LLC, a United States Virgin Islands limited liability company (“Salt Pond”), of which the Christiansted Trust, a United States Virgin Islands trust (the “C-Trust”) and Erbey Holding Corporation, Inc., a Delaware corporation (“Erbey Holding”) are members. Erbey Holding is wholly-owned by the Carisma Trust, a Nevada trust, the trustee of which is Venia, LLC, a Nevada limited liability

Security Ownership of Certain Beneficial Owners and Management
company (“Venia”). The members of Venia are John Erbey (Mr. Erbey’s brother) and Andrew Burnett, although Mr. Erbey is given sole investment and voting control over any securities owned by Venia or the Carisma Trust. Mr. Erbey, John Erbey and Salt Pond are co-trustees of the C-Trust. Mr. Erbey, Erbey Holding, the C-Trust, the Carisma Trust and Venia each may be deemed to beneficially own the 5,452,489 shares of common stock held by Salt Pond. Mr. Erbey’s business address is P.O. Box 25437, Christiansted, United States Virgin Islands 00824.
(3)
Based on information contained in a Form 13F filed with the SEC on February 14, 2024, by Deer Park Road Corp. (“Deer Park”), on behalf of itself and Deer Park Road Management GP, LLC, Deer Park Road Management Company, LP and AgateCreek LLC (collectively, the “Reporting Managers”), Deer Park’s holdings consist of 4,248,976 shares (which includes 125 restricted shares granted to Mary Hickok for her service on Altisource’s Board of Directors and scheduled to vest within 60 days of April 3, 2024. Shares granted to Ms. Hickok for her service on our Board of Directors are transferred to the account of DPR CC LLC, a C-Corp wholly-owned by Deer Park/STS Master Fund, Ltd., over which the Deer Park Reporting Managers share voting and dispositive power. Deer Park serves as investment adviser to STS Master Fund, Ltd., an exempt company organized under the laws of the Cayman Islands. The business address of the Deer Park Reporting Managers is 1195 Bangtail Way, Steamboat Springs, Colorado 80487.

(4)
Based on information contained in a Schedule 13D filed with the SEC on February 21, 2023, by Hoak Public Equities, L.P., a Texas limited partnership (“HPE”), on behalf of itself and Hoak Fund Management, L.P., a Texas limited partnership and HPE’s general partner (“Hoak Management”); Hoak & Co., a Texas corporation and the general partner of Hoak Management; J. Hale Hoak, President of Hoak & Co.; James M. Hoak, Jr., controlling shareholder and Chairman of Hoak & Co., and trustee of the GRAT (as defined below); and the Nancy Hoak 2023 GRAT Agreement, a grantor retained annuity trust established in the State of Texas (“GRAT”) (collectively, the “Hoak Reporting Persons”). Each of Hoak Management, Hoak & Co., James M. Hoak, Jr., and J. Hale Hoak may be deemed to be the beneficial owners of all shares of Common Stock held by HPE. The business address of each of the Hoak Reporting Persons is 3963 Maple Avenue, Suite 450, Dallas, TX 75219.

(5)
Includes options to purchase 252,400 shares exercisable on or within 60 days of April 3, 2024 and 787,002 shares held by the William B. Shepro Revocable Trust (as to which Mr. and Mrs. Shepro share voting and dispositive power). Also includes 19,411 shares granted to Mr. Shepro on April 9, 2024 pursuant to his voluntary temporary modification of his cash compensation for the quarter ended March 31, 2024 replacing 30% of his base salary with Altisource common stock (see Summary Compensation Table under Executive Compensation). The William B. Shepro Revocable Trust holds these shares.

(6)
Includes options to purchase 49,466 shares exercisable on or within 60 days of April 3, 2024 and 130,450 shares held jointly by Ms. Esterman and her spouse, Gregory F. Esterman. Also includes 12,591 shares granted to Ms. Esterman on April 9, 2024 pursuant to her voluntary temporary modification of her cash compensation for the quarter ended March 31, 2024 replacing 30% of her base salary with Altisource common stock (see Summary Compensation Table under Executive Compensation). Ms. Esterman and her spouse jointly hold these shares.

(7)
Includes options to purchase 35,142 shares exercisable on or within 60 days of April 3, 2024 and 63,229 shares held directly by Mr. Ritts.

(8)
Consists of 60,230 shares of common stock held directly by Mr. Aldridge and 125 restricted shares scheduled to vest within 60 days of April 3, 2024.

(9)
Shares received by Ms. Hickok for her services as a Director transferred to the account of DPR CC LLC, a C-Corp wholly-owned by Deer Park/STS Master Fund, Ltd.

Equity Compensation Plan Information
The following table sets forth information as of the end of the most recently completed fiscal year with respect to compensation plans under which our equity securities are authorized for issuance.
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	739,189	$27.04	1,799,477

Security Ownership of Certain Beneficial Owners and Management
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, Directors and persons who own more than ten percent (10%) of our common stock to file reports of ownership and changes in ownership with the SEC. Executive officers, Directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon the Company’s review of Section 16(a) reports, the Company believes that all Section 16(a) filing requirements applicable to such reporting persons were complied with in 2023, except for one Section 16 report that was filed late, as the result of an administrative oversight: Michelle D. Esterman filed one late report, which covered one transaction.

Executive Compensation

Summary Compensation Table
This section provides an overview of our executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
Our named executive officers for the year ended December 31, 2023 were as follows:
1)
William B. Shepro, Chief Executive Officer

2)
Michelle D. Esterman, Chief Financial Officer

3)
Gregory J. Ritts, Chief Legal and Compliance Officer

The following table discloses compensation of our Named Executive Officers for fiscal years 2022 and 2023.
Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation(4)	Total
William B. Shepro Chief Executive Officer	2022	$877,119	$1,414,117	—	$380,203	$2,671,439
	2023	$879,894(5)	$1,185,575	—	$288,662(6)	$2,354,130
Michelle D. Esterman Chief Financial Officer	2022	$430,500	$333,705	—	—	$764,205
	2023	$411,624(7)	$277,451	—	—	$689,075
Gregory J. Ritts Chief Legal and Compliance	2022	$477,915	$316,185	—	$92,075	$886,175
	2023	$505,317(8)	$256,348	—	$111,046(9)	$872,711

(1)
Represents amounts earned in corresponding year.

(2)
Represents the grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 of the RSUs granted during each year presented. The value was determined by using the grant date fair value per award multiplied by the shares or RSUs granted, as per the grant date.

(3)
Consists of the cash portion of annual incentive compensation related to performance in the year indicated and awarded in the first quarter of the following year.

(4)
Consists of payments made to each Named Executive Officer or on their behalf pursuant to their respective employment agreements and relocation/expatriate plans, as detailed in the applicable footnotes.

(5)
Mr. Shepro’s base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.83 euros to the U.S. dollar in accordance with his employment agreement. The base salary reported on the table above is the U.S. dollar base salary prior to conversion to euros. Mr. Shepro volunteered to temporarily modify his cash compensation effective November 1, 2023 by providing the Company with the option to replace up to 30% of his base salary with a grant of unrestricted Altisource common stock on a quarterly basis (the “Adjustment”). Beginning on the effective date of the Adjustment, the cash portion of Mr. Shepro’s base salary may be reduced by up to 30% at the election of the Compensation Committee of our Board of Directors (the “Reduced Amount”). At the end of each calendar quarter (each a “Period”), so long as the Adjustment is in place, the Compensation Committee will determine the portion of the Reduced Amount to be paid in Altisource common stock, with the remainder of the Reduced Amount (if any) to be paid in cash. To the extent that the Company opts to pay any portion of the Reduced Amount in Altisource common stock, such stock grant will occur on the last day of the applicable quarter and vest immediately, with the amount of common stock granted being determined based on the lower of the average closing stock price for such quarter and the closing stock price on the day immediately preceding the date of such grant. The amount of Mr. Shepro’s cash compensation reduction in 2023 was paid in Altisource common stock in January 2024. To the extent the Company opts to pay a portion of the Reduced Amount in cash, such amount paid will be increased to include interest on such amount based on the average 3-month U.S. Treasury rate in effect for such Period in a manner to make Mr. Shepro whole

Executive Compensation
with respect to such amount. Mr. Shepro may revoke the Adjustment upon written notice to our Board of Directors, upon which Mr. Shepro’s cash payment for his base salary will revert to the amount immediately preceding the Adjustment, adjusted for any applicable inflationary adjustments required by Luxembourg law.
(6)
Includes personal use of a company car, an education allowance, a goods and services allowance, a travel allowance, medical benefits and $127,121 tax gross-up payments on perquisites. Mr. Shepro’s other compensation includes benefits paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2023 of 0.9247 euros to the U.S. dollar.

(7)
Ms. Esterman volunteered to temporarily modify her cash compensation effective November 1, 2023 by providing the Company with the option to replace up to 30% of her base salary with a grant of unrestricted Altisource common stock on a quarterly basis (the “Adjustment”). Beginning on the effective date of the Adjustment, the cash portion of Ms. Esterman’s base salary may be reduced by up to 30% at the election of the Compensation Committee of our Board of Directors (the “Reduced Amount”). At the end of each calendar quarter (each a “Period”), so long as the Adjustment is in place, the Compensation Committee will determine the portion of the Reduced Amount to be paid in Altisource common stock, with the remainder of the Reduced Amount (if any) to be paid in cash. To the extent that the Company opts to pay any portion of the Reduced Amount in Altisource common stock, such stock grant will occur on the last day of the applicable quarter and vest immediately, with the amount of common stock granted being determined based on the lower of the average closing stock price for such quarter and the closing stock price on the day immediately preceding the date of such grant. The amount of Ms. Esterman’s cash compensation reduction in 2023 was paid in Altisource common stock in January 2024. To the extent the Company opts to pay a portion of the Reduced Amount in cash, such amount paid will be increased to include interest on such amount based on the average 3-month U.S. Treasury rate in effect for such Period in a manner to make Ms. Esterman whole with respect to such amount. Ms. Esterman may revoke the Adjustment upon written notice to our Board of Directors, upon which Ms. Esterman’s cash payment for her base salary will revert to the amount immediately preceding the Adjustment.

(8)
Mr. Ritts’ base salary is set in U.S. dollars and paid in euros. His base salary was converted to euros using an exchange rate of 0.83 euros to the U.S. dollar in accordance with his employment agreement. The number reported on the table above is the U.S. dollar base salary applicable for the period prior to conversion to euros.

(9)
Includes a travel allowance, $25,954 for housing allowance, $37,775 for medical benefits and $33,725 tax gross-up payments made on perquisites. Mr. Ritts’ other compensation includes benefits paid in euros and, for purposes of the table, is converted into U.S. dollars based on the OANDA one-year average exchange rate ending on December 31, 2023 of 0.9247 euros to the U.S. dollar.

Narrative Disclosure to Summary Compensation Table
For the year ended December 31, 2023, the compensation program for our Named Executive Officers consisted of base salary, annual incentive compensation, equity awards, other benefits, as well as certain relocation and foreign living allowances for our Luxembourg-based Named Executive Officers.
Base Salary
The Compensation Committee sets the base salary for our Chief Executive Officer and approves the base salaries for all other Named Executive Officers.
Base salaries are reviewed periodically, and adjustments may be made based on market information, internal review of the Named Executive Officer’s compensation in relation to other executives, individual performance and corporate performance. Salary levels are also considered upon relocation, promotion or change in job responsibility. In addition, base salaries of our Luxembourg-based Named Executive Officers may be subject to inflationary adjustments from time to time as required by applicable Luxembourg law.
Base salaries for our Named Executive Officers are set in U.S. dollars and paid in euros (other than for Ms. Esterman, who resides in the U.S.).

Executive Compensation
Annual Incentive Compensation
The Compensation Committee sets the target incentive compensation for our Chief Executive Officer and approves the target incentive compensation for all other Named Executive Officers. The annual incentives for our Named Executive Officers (and other employees eligible for an annual incentive) are subject to adjustment based on a variable bonus pool (the “Bonus Pool”), with the size of the pool being subject to change by an amount equal to 25% of any increase or decrease of Adjusted EBITDA calculated based on: (1) service revenue differences from budget multiplied by the budgeted Adjusted EBITDA margin multiplied by 12.5% and (2) Adjusted EBITDA differences from budget multiplied by 12.5%.
Target incentive compensation is reviewed periodically, and adjustments may be made based on market information, internal review of the Named Executive Officer’s compensation in relation to other executives and performance. In addition, the Chief Executive Officer’s target incentive compensation historically has been adjusted commensurate with inflationary salary indexation under Luxembourg law. The incentives are typically paid in a mix of cash and equity as approved by our Board of Directors.
For the year ended December 31, 2023, our Named Executive Officers had the following target annual bonus amounts, subject to adjustment based on changes to the Bonus Pool: Mr. Shepro—$1,391,208, Ms. Esterman—$300,000, and Mr. Ritts—$246,000.
The table below includes the performance metrics for the annual incentive compensation for the year ended December 31, 2023:
	Consolidated Service Revenue Budget	Consolidated Adjusted EBITDA Budget	Support Function Budget	EBITDA Improvement Goal
William B. Shepro	40%	60%
Michelle D. Esterman	25%	50%	5%	20%
Gregory J. Ritts	25%	50%	5%	20%
For the 2023 service year, the Bonus Pool achievement was originally 69.9%; however, our Board of Directors exercised its discretion and reduced the Bonus Pool to 42% of target due to Company performance.
The table below summarizes the equity award received by each Named Executive Officer as an annual incentive.
	Target Annual Bonus	Percentage Achievement on Scorecard	Earned Based on Scorecard	Adjustments	Actual Earnings	Percentage Earnings
William B. Shepro	$1,391,208	53.4%	$742,232	$(232,962)	$509,270	36.6%
Michelle D. Esterman	$300,000	79.4%	$238,253	$(74,779)	$163,474	54.5%
Gregory J. Ritts	$246,000	79.4%	$195,367	$(61,319)	$134,048	54.5%
Our Board of Directors also determined that the 2023 annual incentive compensation earned by our Named Executive Officers would be paid entirely in RSUs (as opposed to mix of cash and equity). Historically, the cash portion of the annual incentive compensation was paid immediately. The RSUs which were substituted for the cash portion of the 2023 annual incentive compensation will vest on the first anniversary of the grant date, with the remainder of the RSUs vesting equally on the first and second anniversaries of the grant date. As a result, 80% of the 2023 annual incentive compensation will vest on the first anniversary of the grant date, with the remainder vesting on the second anniversary of the grant date, subject to continued employment. The table below summarizes the RSU equity to be received as part of the 2023 annual incentive compensation, which is included in the Summary Compensation Table for 2023. The number of RSUs awarded was determined by dividing the value of actual incentive earned by the Named Executive Officer by the average closing price of ASPS common stock for the 30 trading days preceding the February 20, 2024 grant date.
	Actual Earnings	Average Stock Price	# RSUs Granted
William B. Shepro	$300,000(1)	$2.861	104,858
Michelle D. Esterman	$163,474	$2.861	57,139
Gregory J. Ritts	$134,048	$2.861	46,854

Executive Compensation
(1)
Mr. Shepro voluntarily reduced his earned incentive by $209,270 or 41.1% from an earned incentive of $509,270 to a paid incentive of $300,000. The reduced amount was repurposed to increase the Bonus Pool available to certain other employees. As a result, the amount actually received by Mr. Shepro’s equates to an Overall Attainment Percentage of 21.6%.

2023 Long-Term Incentive Plan Awards
In March 2023, the Compensation Committee approved the 2023 Long-Term Incentive Plan equity awards (“LTIP”) for our Named Executive Officers. The awards are comprised equally of time-based restricted stock units (“RSUs”) and performance and market-based RSUs.
The time-based RSUs will vest in three equal annual increments on each of the first three anniversaries of the grant date, subject to employment status and other conditions as set forth in the applicable award agreements.
The award of performance and market-based RSUs will be determined in a two-step process. In the first step, RSUs vest based on the degree of the Company’s achievement of pre-established goals tied to the Company’s 2023, 2024 and 2025 adjusted earnings per share (a non-GAAP measure). Based on the Company’s level of performance versus the adjusted earnings per share goals, the RSUs will have the opportunity to vest between zero percent (0%) and up to one hundred fifty percent (150%) of the initial target levels (the “Initial Award Size”). In the second step, the Initial Award Size may be modified based on Altisource’s Total Shareholder Return (“TSR”) versus the return of the Russell 2000 Index during the applicable performance period (2023-2025), resulting in final earned RSUs equal to zero percent (0%) and up to two hundred twenty-five percent (225%) of the Initial Award Size.
Any earned performance and market-based RSUs will vest, subject to continued employment, entirely on the third anniversary of the grant.
As illustrated in the graphic below, adjusted EPS (earnings per share) and relative TSR results determine the portion of performance and market-based RSUs earned.
The 2023 LTIP equity awards are designed to incent the achievement of adjusted earnings per share goals and stock-price appreciation over a multi-year period, supporting a long-term focus and further aligning executive compensation with shareholder interests and market practice, as well as supporting the retention of our executives.
The 2023 LTIP equity awards were approved for our Named Executive Officers, as follows:
Name	Time-Based RSUs	Performance and Market-Based RSUs	Total Award
William B. Shepro	51,218	51,218	102,436
Michelle D. Esterman	12,500	12,500	25,000
Gregory J. Ritts	12,500	12,500	25,000
Amendment of EPS goal for 2021, 2022 and 2023 LTIP awards
In 2023, the Compensation Committee elected to exercise its discretion to revise the 2023 adjusted EPS goal for each of the 2021, 2022 and 2023 LTIP awards. This change factors in the adjustment of the average number of

Executive Compensation
shares outstanding in calculating the LTIP adjusted EPS target for each award to include: (1) the 5,590,277 shares of common stock sold pursuant to the underwritten public offering closed on September 12, 2023; and (2) the common stock subject to warrants held by our lenders (as adjusted as a result of our partial repayment of the Term Loans). Based on the targets approved by the Compensation Committee, the level of achievement for 2023 on the adjusted EPS goal was 67.3%. The achievement for the 2021 LTIP awards was reduced by 50% by applying the TSR against the Russell 3000 stock market index metric of the award. The achievement for the 2022 and 2023 LTIP awards will be modified by the performance of the TSR against the Russell 2000 for the applicable three-year performance period.

Executive Compensation
Outstanding Equity Awards at Fiscal Year-End
The table below contains outstanding equity awards at the end of 2023; details regarding the vesting terms of each such award are described in the notes to the table below.
	Option Awards					Stock Awards(5)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)	Option Exercise Price	Option Expiration Date	Number of Securities That Have Not Vested(3)	Market Value of Securities That Have Not Vested	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Shares(4)	Market Value of Unearned Shares That Have Not Vested
William B. Shepro	52,400	—	—	$18.79	4/15/2025	—	—	—	—
	200,000	—	—	$24.82	2/12/2028	—	—	—	—
	—	—	—	—	—	—	—	40,000(6)	$142,400
	—	—	—	—	—	—	—	12,599(15)	$44,852
	—	—	—	—	—	—	—	4,200(14)	$14,952
	—	—	—	—	—	—	—	40,794(18)	$145,867
	—	—	—	—	—	21,553(16)	$76,729	—	—
	—	—	—	—	—	27,317(17)	$97,249	—	—
	—	—	—	—	—	—	—	51,218(21)	$182,336
	—	—	—	—	—	129,521(19)	$461,095	—	—
	—	—	—	—	—	—	—	51,218(20)	$182,336
Michelle D. Esterman	13,400	—	—	$18.79	4/15/2025	—	—	—	—
	6,250	—	—	$21.89	2/10/2025	—	—	—	—
	12,500	—	—	$21.89	2/10/2025	—	—	—	—
		—	6,250(7)	$21.89	2/10/2025	—	—	—	—
	17,316	—	—	$24.82	2/12/2028	—	—	—	—
	—	—	—	—	—	—	—	19,000(6)	$67,640
	—	—				—	—	9,333(15)	$33,225
	—	—	—	—	—	—	—	3,112(14)	$11,079
	—	—	—	—	—	—	—	10,000(18)	$35,600
	—	—	—	—	—	6,667(17)	$41,132	—	—
	—	—	—	—	—	4,887(16)	$41,132	—	—
	—	—	—	—	—	—	—	12,500(21)	$44,500
	—	—	—	—	—	28,996(19)	$103,226	—	—
	—	—	—	—	—	—	—	12,500(20)	$44,500

Executive Compensation
	Option Awards					Stock Awards(5)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(2)	Option Exercise Price	Option Expiration Date	Number of Securities That Have Not Vested(3)	Market Value of Securities That Have Not Vested	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Shares(4)	Market Value of Unearned Shares That Have Not Vested
Gregory J. Ritts	7,800	—	—	$18.79	4/15/2025	—	—	—	—
	14,842	—	—	$24.82	2/12/2028	—	—	—	—
	—	—	3,333(13)	$27.65	7/27/2027	—	—	—	—
	—	—	1,667(12)	$27.65	7/27/2027	—	—	—	—
	5,000	—	—	$32.64	8/29/2026	—	—	—	—
	—	—	3,333(10)	$32.64	8/29/2026	—	—	—	—
	—	—	1,667(11)	$32.64	8/29/2026	—	—	—	—
	7,500	—	—	$96.87	10/1/2024	—	—	—	—
	—	—	15,000(8)	$96.87	10/1/2024	—	—	—	—
	—	—	7,500(9)	$96.87	10/1/2024	—	—	—	—
	—	—	—	—	—	—	—	19,000(6)	$67,640
	—	—	—	—	—	—	—	8,200(15)	$29,192
	—	—	—	—	—	—	—	2,734(14)	$9,733
	—	—	—	—	—	—	—	10,000(18)	$35,600
	—	—	—	—	—	4,316(16)	$15,365	—	—
	—	—	—	—	—	6,667(17)	$23,735	—	—
	—	—	—	—	—	—	—	75,000(21)	$44,500
	—	—	—	—	—	24,358(19)	$86,714	—	—
								12,500(20)	$44,500
(1)
Options awarded for which the performance hurdles have been achieved but remain subject to additional service-based criteria.

(2)
Options awarded for which the performance hurdles have not been achieved.

(3)
Restricted shares and RSUs awarded but remain subject to additional service-based vesting criteria.

(4)
Restricted shares and RSUs awarded for which the performance hurdles have not been achieved.

(5)
All award values set forth herein have been calculated using the closing common share price of $3.56 for Altisource as of December 31, 2023.

(6)
Represents the performance-based portion of the October 1, 2020 award of RSUs granted pursuant to our 2009 Equity Incentive Plan. These RSU awards are scheduled to vest as follows:

a.
10% of the award will start to vest when the average closing price of ASPS common stock over a period of 30 calendar days is equal to or greater than $20

b.
30% of the award will start to vest when the average closing price of ASPS common stock over a period of 30 calendar days is equal to or greater than $25

c.
40% of the award will start to vest when the average closing price of ASPS common stock over a period of 30 calendar days is equal to or greater than $35

These RSU awards will expire on October 1, 2030 if the performance metrics have not been achieved.
(7)
Represents the February 10, 2015 award of Options. Twenty-five percent (25%) of these options vest upon Altisource achieving a stock price of $65.67 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof. These awards will expire on February 10, 2025 if the performance metrics have not been achieved.

(8)
Represents the October 1, 2014 award of Options. Twenty-five percent (25%) of these options vest upon Altisource achieving a stock price of $193.74 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof. These awards will expire on October 1, 2024 if the performance metrics have not been achieved.

Executive Compensation
(9)
Represents the October 1, 2014 award of Options. Twenty-five percent (25%) of these options vest upon Altisource achieving a stock price of $290.61 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting twenty-five percent (25%) each subsequent anniversary thereof. These awards will expire on October 1, 2024 if the performance metrics have not been achieved.

(10)
Represents the August 29, 2016 award of Options. One-third of these options vest upon Altisource achieving a stock price of $65.28 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof. These awards will expire on August 29, 2026 if the performance metrics have not been achieved.

(11)
Represents the August 29, 2016 award of Options. One-third of these options vest upon Altisource achieving a stock price of $97.92 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof. These awards will expire on August 29, 2026 if the performance metrics have not been achieved.

(12)
Represents the July 27, 2017 award of Options. One-third of these options vest upon Altisource achieving a stock price of $82.95 and an annual rate of return of twenty-five percent (25%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof. These awards will expire on July 27, 2027 if the performance metrics have not been achieved.

(13)
Represents the July 27, 2017, award of Options. One-third of these options vest upon Altisource achieving a stock price of $55.30 and an annual rate of return of twenty percent (20%) over the exercise price with the balance vesting one-third each subsequent anniversary thereof. These awards will expire on July 27, 2027 if the performance metrics have not been achieved.

(14)
Represents the March 9, 2021 award of market and performance-based RSUs, which vest in three (3) equal installments on March 9, 2022, March 9, 2023 and March 9, 2024 subject each year to the executive officer meeting a minimum performance level of fifty percent (50%) on his or her annual scorecard for the 2021, 2022 and 2023 service years.

(15)
Represents the March 9, 2021 award of market and performance-based RSUs, which cliff vest on the third anniversary of the grant date if certain financial measures are achieved. The number of market and performance-based RSUs that may vest is based on the level of achievement, as specified in the award agreements. If the performance criteria achieved is above certain financial performance levels and Altisource’s share performance is above certain established criteria, participants have the opportunity to vest in up to 225% of the RSU award. If the performance criteria are below a certain threshold, the award is cancelled.

(16)
RSUs vest in two (2) installments on March 21, 2022 and March 21, 2023.

(17)
Time-based RSU awards are scheduled to vest in three (3) equal installments on March 1, 2023, March 1, 2024 and March 1, 2025.

(18)
Represents the March 1, 2022 award of market and performance-based RSUs, which cliff vests on the third anniversary of the grant date if certain financial measures are achieved. The number of market and performance-based RSUs that may vest will be based on the level of achievement, as specified in the award agreements. If the performance criteria achieved is above certain financial performance levels and Altisource’s share performance is above certain established criteria, participants have the opportunity to vest in up to 225% of the RSU award, depending on performance achieved. If the performance criteria are below a certain threshold, the award is cancelled.

(19)
RSUs vest in two (2) installments on March 20, 2024, and March 20, 2025.

(20)
Time-based RSU awards are scheduled to vest in three (3) equal installments on March 1, 2024, March 1, 2025 and March 1, 2026.

(21)
Represents the March 20, 2023 award of market and performance-based RSUs, which cliff vest on the third anniversary of the grant date if certain financial measures are achieved. The number of market and performance-based RSUs that may vest will be based on the level of achievement, as specified in the award agreements. If the performance criteria achieved is above certain financial performance levels and Altisource’s share performance is above certain established criteria, participants have the opportunity to vest in up to 225% of the RSU award, depending on performance achieved. If the performance criteria are below a certain threshold, the award is cancelled.

Executive Compensation
Employment Agreements
Altisource is party to Luxembourg employment agreements with each of our Luxembourg-based Named Executive Officers, as required by Luxembourg law. The employment terms of each agreement continue indefinitely until the executive ceases being a Luxembourg employee of Altisource. The agreements provide for a base salary and annual incentive compensation based on the satisfaction of relevant performance criteria. In addition, the executives may receive relocation and foreign living allowances, as well as benefits such as health insurance. Please see the “Relocation and Foreign Living Allowances” section and the Summary Compensation Table under the “Executive Compensation” section above for additional details.
In order to terminate the employment agreement, each party must provide notice in accordance with the applicable time periods set forth in article L.124-1 of the Luxembourg Labor Code; provided, however, in the event of termination by the Company for “Cause” (“motifs graves,” as defined in article L.124-10 of the Luxembourg Labor Code), no notice period is required. In addition, in the event of termination by the Company without “Cause” or, in some instances, resignation by the executive for “Good Reason,” the executive will receive severance benefits as described below. Furthermore, the executive may be entitled to receive additional payments in accordance with article L.124-7 of the Luxembourg Labor Code if executive has been employed for more than five (5) years, which period has been satisfied by each of our Luxembourg-based Named Executive Officers.
The agreements also include a covenant not to disclose our confidential information and to enter into an intellectual property agreement. In addition, the agreements include covenants of non-competition for a minimum period of one (1) year, and non-solicitation of two (2) years, or one (1) year in the case of the Chief Executive Officer, following the termination of the agreement. The agreements are governed, interpreted and subject to the limitations of, and performed pursuant to and in accordance with, the laws of the Grand Duchy of Luxembourg.
In 2021, our Board of Directors approved a severance arrangement for our Chief Financial Officer, who would receive a severance payment equal to one year’s base compensation paid in twelve equal installments in case of termination without cause.
Potential Payments Upon Termination or Change of Control
As discussed above, Messrs. Shepro and Ritts have entered into employment agreements with the Company. Under these agreements, if employment is terminated due to retirement or disability or otherwise without cause, as defined therein, the Company will pay all standard relocation costs to relocate the executive officer to the United States. If the Company terminates the employment of the foregoing Named Executive Officers other than for “Cause” (“motifs graves,” as defined in L.124-10 of the Luxembourg Labor Code) and, in the case of Mr. Shepro, if he terminates his employment for “Good Reason” (as defined in his employment agreement), the Company shall make a cash payment of twelve (12) months’ base salary (in the case of Mr. Shepro) and four (4) months’ base salary (in the case of Mr. Ritts) in addition to certain notice and additional payments as may be required under articles L.124-1 and L.124-7 of the Luxembourg Labor Code. In the case of Mr. Shepro, the Company shall also pay at least one (1) year of target incentive compensation in such instances. Additionally, if the Company terminates the employment of Mr. Shepro other than for “Cause” after October 1 of the service year, and before incentives are paid for the respective service year, Mr. Shepro will be entitled to receive incentive compensation for such service year. The employment agreement of Mr. Ritts additionally provides that, in the event of a Change of Control (as defined therein), the Company shall make a lump-sum cash payment to Mr. Ritts equal to twelve (12) months’ base salary plus one (1) year’s target incentive compensation. Additionally, if such Change of Control happens after October 1 of a service year and before incentives are paid for such service year, Mr. Ritts will be entitled to receive incentive compensation for such service year with such payment to be prorated to the date of such Change of Control if occurring between October 1 and December 31 of such year. Subsequent to such Change of Control, if Mr. Ritts is terminated other than for Cause, his severance payment would be limited to the statutory notice and such other payment obligations required under articles L.124-1 and L.124-7 of the Luxembourg Labor Code. If the Company terminates one of the foregoing Named Executive Officers for “Cause,” the Company may do so without notice and with no obligation to make any further payments to such executive, other than amounts accrued and unpaid at the date of termination.

Executive Compensation
With respect to stock options, upon termination of a Named Executive Officer’s employment other than for “Cause,” as defined by the applicable stock option agreement, or by reason of resignation, the Named Executive Officer will typically be entitled to retain any vested portion of prior awards granted and any unvested market-based options for which the vesting hurdles have already been achieved. Typically, the Named Executive Officer’s right to retain any options following termination of employment is subject to the requirement that he or she has been employed with the Company for a period of at least two (2) years, which period has been satisfied by each of our Named Executive Officers. Upon termination of employment for “Cause,” all vested and unvested stock options awarded pursuant to such agreement will be forfeited.
In addition, certain of the stock option agreements provide for accelerated vesting of service-based options. Typically, upon a Named Executive Officer’s death, disability or, in some instances, retirement (as defined in the applicable stock option agreement), service-based options will immediately vest; provided however that the Named Executive Officer’s right to the acceleration of options following termination of employment is typically subject to the requirement that he or she has been employed with the Company for a period of at least three (3) years in the case of retirement and two (2) years in other instances, which periods have been satisfied by each of our Named Executive Officers. Additionally, pursuant to certain of these agreements, if there is a change of control transaction (“Transaction”), the Compensation Committee may, inter alia, adjust the vesting conditions of the options in its discretion, which could result in the immediate vesting of some or all of the options. Under the terms of the stock option awards granted to our Named Executive Officers on and after April 15, 2015, in the event of a Transaction, a buyer will have the option to cancel the stock options in exchange for the stock options’ intrinsic value or allow them to remain in place. Generally, for termination not due to death, disability or retirement, a Named Executive Officer has six (6) months within which to exercise vested stock options pursuant to our stock option agreements.
With respect to restricted shares and RSUs granted to our Named Executive Officers, in some instances if the executive officer’s employment is terminated due to death, disability, or retirement (as defined in our 2009 Equity Incentive Plan and the applicable award agreements) unvested restricted shares and RSUs shall immediately vest, subject to the requirement that such executive officer has been employed with the Company for a period of time prior to the death, disability or retirement, as applicable, which periods have been satisfied by each of our Named Executive Officers. If the Named Executive Officer voluntarily resigns or his or her employment is terminated for “Cause,” any unvested restricted shares and RSUs will be forfeited. In some cases, if the Company terminates a Named Executive Officer’s employment for reasons other than “Cause,” as defined by the applicable award agreement, certain unvested restricted shares and RSUs will vest after 30 days of such termination. In addition, certain restricted share and RSU awards provide for the vesting of unvested restricted shares and RSUs in the event of a Transaction.
Except as specified above, any portion of an equity award not vested will generally be forfeited unless alternate arrangements are made at the discretion of the Compensation Committee.
Pay Versus Performance
As required by Item 402(v) of Regulation S-K, the following table discloses the relationship between the financial performance of the Company and (i) the summary compensation actually paid to the Company’s Principal Executive Officer (“PEO”), and (ii) the average compensation actually paid to non-PEO Named Executive Officers. For further information about how we align executive compensation with the Company’s performance, see the Summary Compensation Table.
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(2)	Total Shareholder Return (Initial Value $100)(4)	Net Income
2021	$2,161,673	$1,783,989	$867,411	$762,472	$(12.89)	$11,811,581
2022	$2,671,439	$1,982,879	$825,190	$638,930	$(26.55)	$(53,418,000)
2023	$2,354,131	$597,323	$780,893	$260,658	$(62.37)	$(56,290,000)

Executive Compensation
(1)
William B. Shepro was the PEO for each of 2021, 2022 and 2023.

(2)
SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine Compensation Actually Paid as reported in the Pay versus Performance Table. Compensation Actually Paid does not necessarily represent cash and/or equity value transferred to the applicable named executive officer without restriction, but rather is a value calculated under applicable SEC rules. In general, Compensation Actually Paid is calculated as Summary Compensation Table total compensation adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date).

(3)
Our non-PEO named executive officers for 2022 and 2023 were Michelle D. Esterman and Gregory J. Ritts and our non-PEO named executive officers for 2021 were Michelle D. Esterman, Gregory J. Ritts and Marcello Mastioni.

(4)
TSR is calculated based on a fixed $100 investment as of December 31 of the previous year, with the return on such investment measured as of market close on the last trading day of the year being reported.

The following table outlines the adjustments made to the compensation earned by our PEO and non-PEO Named Executive Officers, as presented in the Summary Compensation Table, to derive the Compensation Actually Paid to our PEO and non-PEO Named Executive Officers.
Item and Value Added (Deducted)	2023	2022	2021
For PEO:
Summary Compensation Table Total	$2,354,131	$2,671,439	$2,161,673
- Summary Compensation Table “Stock Awards” column value	$(1,185,575)	$(1,414,117)	$(465,961)
+ year-end fair value of outstanding and unvested equity awards granted in the fiscal year	$825,767	$1,284,961	$552,002
+/- change in fair value of outstanding and unvested equity awards granted in prior years	$(865,194)	$(198,831)	$(278,816)
+ vest date fair value of equity awards granted in the covered year	—	—	—
+/- change in fair value of prior-year equity awards vested in the fiscal year	$(336,571)	$17,305	$(184,909)
- fair value at the end of prior year of awards granted in prior years that fail to meet vesting conditions	$(195,235)	$(377,878)	—
Compensation Actually Paid	$597,323	$1,982,789	$1,783,989
Item and Value Added (Deducted)	2023	2022	2021
For Non-PEO Named Executive Officers (Average):
Summary Compensation Table Total	$780,893	$825,190	$867,411
- Summary Compensation Table “Stock Awards” column value	$(266,900)	$(324,945)	$(164,044)
+ year-end fair value of outstanding and unvested equity awards granted in the fiscal year	$183,970	$298,033	$156,575
+/- change in fair value of outstanding and unvested equity awards granted in prior years	$(306,552)	$(80,955)	$(57,478)
+ vest date fair value of equity awards granted in the covered year	—	—	$30,779
+/- change in fair value of prior-year equity awards vested in the fiscal year	$(90,127)	$1,532	$(70,771)
- fair value at the end of prior year of awards granted in prior years that fail to meet vesting conditions	$(40,626)	$(79,925)
Compensation Actually Paid	$260,658	$638,930	$762,472

Executive Compensation
The following graphs denote the relationships between net income and TSR with actual compensation paid to the PEO and the average compensation actually paid to Non-PEO Named Executive Officers:
The TSR from December 31, 2020, to December 31, 2021 was negative $12.89, for the period December 31, 2021 to December 31, 2022, was negative $26.55, and for the period from December 31, 2021 to December 30, 2023, was negative $62.37. Net income of Altisource was approximately $11.8 million in 2021, net loss of approximately $53.4 million in 2022 and a net loss of approximately $56.3 million in 2023.
Named Executive Officer Compensation
The actual compensation paid to the PEO increased from 2021 to 2022 by 11.1%, from approximately $1.78 million in 2021 to approximately $1.98 million in 2022 and decreased by 69.9% from 2022 to 2023 to approximately $0.60 million in 2023. The increase in actual compensation paid in 2022 was mainly due to the termination of a 2021 temporary reduction in the PEO’s salary, which was made in response to the financial condition of the Company. The decrease in actual compensation paid in 2023 was mainly due to (i) decrease at the end of the year fair value of awards granted in prior year of $865,194, (ii) decrease in fair values of awards granted in prior year that vested in 2023—change in fair value as of vesting date from end of prior year of $336,571 and (iii) fair value at the end of prior year of awards granted in prior years that failed to meet applicable vesting conditions during year of $195,235.
The average actual compensation paid to our non-PEO Named Executive Officers decreased from 2021 to 2022 by 16.2% from approximately $762,000 in 2021 to approximately $639,000 in 2022 and decreased by 59.2% from 2022 to 2023 to approximately $260,658 in 2023. The decrease in actual compensation paid in 2022 was mainly due to the elimination of one Named Executive Officer position and a reduction of incentive compensation. The decrease in average actual compensation paid in 2023 was mainly due to (i) decrease at the end of the year fair value of awards granted in prior year of $306,552, (ii) decrease in fair values of awards granted in prior year that vested in 2023—change in fair value as of vesting date from end of prior year of $90,127 and (iii) fair value at the end of prior year of awards granted in prior years that failed to meet applicable vesting conditions during year of $40,626.

Executive Compensation
The following graph denotes the components of actual compensation paid to our Named Executive Officers in 2022 and 2023.
Note: The actual value of equity awards in 2023 is negative.

Proposal Two
Proposal Two: Appointment of our Independent Registered Certified Public Accounting Firm and Certified Auditor

The Audit Committee of our Board of Directors has approved the appointment of RSM US LLP (“RSM”) as our independent registered certified public accounting firm for the year ending December 31, 2024 and until the Company’s 2025 annual meeting of shareholders, and the appointment of Atwell S.à r.l. (“Atwell”) as our certified auditor (Réviseur d’Entreprises) for statutory accounts as required by Luxembourg law for the same period.
The Audit Committee further recommended that such appointments be submitted for approval by our shareholders at our Annual Meeting.
Representatives of RSM and Atwell will be offered the opportunity to be present at the Annual Meeting and to make any statements they deem appropriate. At this time, we don’t expect such firms’ representatives to attend or join the Annual Meeting.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
APPOINTMENT OF RSM US LLP AS OUR INDEPENDENT REGISTERED CERTIFIED PUBLIC
ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2024 AND UNTIL THE COMPANY’S
2025 ANNUAL MEETING OF SHAREHOLDERS, AND THE APPOINTMENT OF ATWELL S.À R.L. AS
OUR CERTIFIED AUDITOR (RÉVISEUR D’ENTREPRISES) FOR THE SAME PERIOD

Report of the Audit Committee

As described more fully in our charter, the Audit Committee reports to and acts on behalf of our Board of Directors by providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. The Company’s management is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal control over financial reporting and procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. Our independent registered certified public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and of the effectiveness of its internal control over financial reporting in accordance with the Standards of the PCAOB.
In connection with these responsibilities, the Audit Committee met with management and our independent registered certified public accounting firm to review and discuss the December 31, 2023 audited consolidated financial statements. The Audit Committee has discussed with the independent registered certified public accounting firm the matters required to be discussed by the PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee has also received written disclosures from the Company’s independent registered certified public accounting firm, as required by the PCAOB’s applicable requirements, and has discussed the firm’s independence with them.
Based upon the Audit Committee’s discussions with management and our independent registered public certified accounting firm referred to above, and the Audit Committee’s review of the representations of management, the Audit Committee recommended that our Board of Directors include the December 31, 2023 audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2023.
Audit Committee:
Roland Müller-Ineichen, Chair
Mary C. Hickok, Director
Joseph L. Morettini, Director
April 17, 2024

External Auditor Fees

The following table shows the aggregate fees billed to Altisource for professional services by Mayer Hoffman McCann P.C. (“MHM”), RSM US LLP (“RSM”) and Atwell S.à r.l. (“Atwell”) in fiscal years 2022 and 2023.
Category	2022	2023
Audit Fees	$1,819,074	$1,825,616
Audit-Related Fees
Tax Fees
All Other Fees	$41,685	$26,250
Total	$1,971,009(2)	$1,851,866(1)

(1)
Represents $53,550 billed by MHM ($27,300 for audit fees and $26,250 for other fees); $296,866 billed by Atwell (for audit fees), which includes $20,000 paid to RSM; and $1,501,450 billed by RSM (for audit fees). Fees billed by MHM and Atwell include statutory audits required for regulatory compliance purposes.

(2)
Represents $471,240 billed by MHM ($429,555 for audit fees and $41,685 for other fees); $183,747 billed by Atwell (for audit fees), which includes $20,000 paid to RSM; and $1,316,022 billed by RSM (for audit fees). Fees billed by MHM and Atwell include statutory audits required for regulatory compliance purposes.

Audit Fees
This category includes the aggregate fees and expenses billed for professional services rendered for the audits of Altisource’s consolidated financial statements for fiscal years 2022 and 2023, for the reviews of the financial statements included in Altisource’s quarterly reports on Form 10-Q during fiscal years 2022 and 2023 and reviews of registration statements and issuances of consents, comfort letters and services that are normally provided by our independent registered certified public accounting firm and affiliates in connection with statutory and regulatory filings or engagements for the relevant fiscal year.
Audit-Related Fees
This category includes the aggregate fees billed by our independent registered certified public accounting firm for fiscal years 2022 and 2023 for audit-related services that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees” and generally consist of fees for other attest engagements under professional auditing standards, internal control-related matters, audits of employee benefit plans and due diligence.
Tax Fees
This category includes the aggregate fees billed for fiscal years 2022 and 2023 for professional services rendered by our independent registered certified public accounting firm for tax compliance, tax planning and tax advice.
Other Fees
This category includes the aggregate fees billed for fiscal years 2022 and 2023 for products and services provided by our independent registered certified public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”
The Audit Committee considered the compatibility of the non-audit-related services provided by, and fees paid to, RSM in fiscal years 2022 and 2023, as applicable, and to MHM in fiscal year 2022 and determined that such services and fees were compatible with the independence of each auditor.
The Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered certified public accounting firm in order to assure that the provision of such services does not impair our independent registered certified public accounting firm’s independence. In fiscal years 2022 and 2023, all

External Auditor Fees
services associated with our independent registered certified public accounting firms were pre-approved by the Audit Committee or by the Audit Committee Chair pursuant to authority delegated to him as described below.
Audit Committee Pre-Approval Policy
The Audit Committee has pre-approved certain audit services, audit-related services and non-audit services to be performed by our independent auditor in its Pre-Approval Policy. Except for the services pre-approved pursuant to this policy, all permissible audit services, audit-related services, tax services and non-audit services must be separately pre-approved by the Audit Committee or any member of the Audit Committee to whom such authority is delegated. The Audit Committee has delegated authority to the Audit Committee Chair to pre-approve all such services, except services related to our independent auditor’s annual audit of the Company, which is subject to the specific pre-approval of the Audit Committee. The Audit Committee Chair reports any pre-approval decisions to the Audit Committee for their ratification.
The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by our independent auditor.

Proposal Three
Proposal Three: Approval of the Company’s Luxembourg Statutory Accounts

Pursuant to Luxembourg law, the Luxembourg Annual Accounts and the Consolidated Accounts must be submitted each year to shareholders for approval at the Annual Meeting.
The Luxembourg Annual Accounts are prepared in accordance with Luxembourg generally accepted accounting principles and consist of a balance sheet, a profit and loss account and the notes for the unconsolidated Altisource Portfolio Solutions S.A. entity. There is no statement of movements in equity or statement of cash flows included in the Luxembourg Annual Accounts under Luxembourg generally accepted accounting principles. Profits earned by the subsidiaries of Altisource Portfolio Solutions S.A. are not included in the Luxembourg Annual Accounts unless such amounts are distributed to Altisource Portfolio Solutions S.A. The Luxembourg Annual Accounts as of and for the year ended December 31, 2023 reflect total assets of $758.4 million and a loss for the year then ended of $338.4 million.
The Consolidated Accounts are prepared in accordance with IFRS, and consist of a balance sheet, statement of operations, statement of changes in stockholders’ equity, statement of cash flows and the accompanying notes. The Consolidated Accounts present the financial position and results of operations for Altisource and all its subsidiaries as if the individual entities were a single company. As of December 31, 2023, the Consolidated Accounts reflect a total deficit of $130.3 million and net loss for the year then ended of $54.6 million.
Pursuant to Luxembourg law, following shareholder approval of the Luxembourg Statutory Accounts, such accounts must be filed with the Luxembourg trade registry as public documents. If Altisource does not receive shareholder approval of the Luxembourg Statutory Accounts, we cannot make this filing.
Altisource’s Luxembourg Statutory Accounts will be available to shareholders at our registered office, during business hours, by appointment, subject to location limitations, if any, that may be imposed by the Luxembourg government, from May 16, 2024 until the conclusion of the Annual Meeting.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
APPROVAL OF OUR LUXEMBOURG ANNUAL ACCOUNTS FOR THE YEAR ENDED DECEMBER 31,
2023 AND CONSOLIDATED FINANCIAL STATEMENTS PREPARED IN ACCORDANCE WITH
INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRS”) (THE “CONSOLIDATED ACCOUNTS”
AND, TOGETHER WITH THE LUXEMBOURG ANNUAL ACCOUNTS, THE “LUXEMBOURG STATUTORY
ACCOUNTS”) AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2023

Proposal Four
Proposal Four: Receipt and Approval of our Directors’ Report for the Luxembourg Statutory Accounts and Receipt of our Supervisory Auditor’s Report for the Luxembourg Annual Accounts

Under Luxembourg law, our Board of Directors is required to prepare an annual Directors’ report for our Luxembourg Statutory Accounts (the “Directors’ Report”). The Directors’ Report presents the Luxembourg Statutory Accounts for the relevant fiscal year, provides an explanation as to the results and certain other required Company matters and proposes the allocation of such results to the shareholders.
Luxembourg law also requires our supervisory auditor (Commissaire aux Comptes) to provide an annual report confirming that the Company’s Luxembourg Annual Accounts agree with the Company’s accounting records and documents.
The Directors’ Report for the year ended December 31, 2023 and the Supervisory Auditor’s Report for the Luxembourg Annual Accounts for the same period will be available to shareholders at our registered office, during business hours, by appointment, subject to location limitations, if any, that may be imposed by the Luxembourg government, from May 16, 2024 until the conclusion of the Annual Meeting. Following shareholder approval of the Luxembourg Statutory Accounts, these reports will be filed with the Luxembourg trade registry as public documents.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”
THE RECEIPT AND APPROVAL OF OUR DIRECTORS’ REPORT FOR THE LUXEMBOURG
STATUTORY ACCOUNTS FOR THE YEAR ENDED DECEMBER 31, 2023 AND THE RECEIPT
OF OUR SUPERVISORY AUDITOR’S REPORT FOR THE LUXEMBOURG ANNUAL
ACCOUNTS FOR THE SAME PERIOD

Proposal Five
Proposal Five: Allocation of the Results in the Luxembourg Annual Accounts

Each year, the shareholders of Altisource are required to approve the allocation of the results of the unconsolidated Altisource Portfolio Solutions S.A. entity, as determined by the Luxembourg Annual Accounts.
Luxembourg law requires that at least five percent (5%) of the net profits, if any, for the Luxembourg Annual Accounts be allocated to a legal reserve; provided, however that an allocation ceases to be compulsory when the legal reserve reaches ten percent (10%) of the share capital of Altisource, but again becomes compulsory when the reserve amount falls below this threshold. As the Company had a net loss pursuant to its Luxembourg Annual Accounts for the year ended December 31, 2023, no such allocation is required.
As of December 31, 2023, the Luxembourg Annual Accounts for Altisource reflect total assets of $758.4 million and a loss for the year then ended of $338.4 million. As noted in Proposal Three, profits earned by subsidiaries of Altisource are not included in the calculation of net profits for Altisource’s Luxembourg Annual Accounts unless such profits have been distributed to Altisource Portfolio Solutions S.A.
Our Board of Directors proposes to allocate the loss of $338.4 million reflected in the Luxembourg Annual Accounts to reduce profit brought forward.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
ALLOCATION OF THE RESULTS IN THE LUXEMBOURG ANNUAL ACCOUNTS FOR THE YEAR
ENDED DECEMBER 31, 2023

Proposal Six
Proposal Six: Discharge of our Directors and Supervisory Auditor

Pursuant to Luxembourg law, after the approval of the Luxembourg Statutory Accounts (as discussed in Proposal Three above), shareholders must vote on whether to discharge each of our Directors for the performance of their mandate for the year ended December 31, 2023 and our supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period. If the shareholders grant the discharge for the relevant period, shareholders will not be able to initiate a liability claim against such Directors and/or supervisory auditor in connection with the performance of their mandates for such period. However, such discharge will not be valid in certain instances as specified in article 461-7 of the Luxembourg Company Law. For fiscal year 2023, we believe no such instances have occurred.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
DISCHARGE OF EACH OF OUR DIRECTORS FOR THE PERFORMANCE OF THEIR MANDATE FOR
THE YEAR ENDED DECEMBER 31, 2023 AND OUR SUPERVISORY AUDITOR (COMMISSAIRE AUX
COMPTES) FOR THE PERFORMANCE OF HER MANDATE FOR THE SAME PERIOD

Proposal Seven
Proposal Seven: Advisory Vote on Executive Compensation (“Say-on-Pay”)

At our 2023 annual meeting of shareholders, our shareholders voted in favor of an annual frequency for advisory votes with respect to our executive compensation.
In light of this vote, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are presenting this proposal, which gives shareholders the opportunity to approve or not approve, on a non-binding advisory basis, our pay program for our Named Executive Officers.
Our executive compensation program is designed to attract, incent and retain our Named Executive Officers, who are critical to our success. Pursuant to these programs, we seek to reward our Named Executive Officers for achieving strategic business goals designed to deliver long-term shareholder value. Shareholders should read the Executive Compensation section of this proxy statement, which discusses our compensation programs and the 2023 compensation for our named executive officers.
While our Board of Directors intends to carefully consider the shareholder vote resulting from this proposal, the final vote will not be binding on us and is advisory in nature.
You may vote for or against the approval of our Named Executive Officers’ compensation, as disclosed in the Summary Compensation Table and accompanying compensation tables and related information contained in this proxy statement.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
PROPOSAL TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT (“SAY-ON-PAY”)

Proposal Eight
Proposal Eight: Approve the Amendment of our 2009 Equity Incentive Plan (the “Plan”) to increase the number of shares of common stock reserved for issuance under the Plan by an additional 3.3 million shares

Our ability to offer equity incentive awards under the Plan is critical to our ability to attract and retain high-quality talent, particularly in light of the competitive market for talent in which we operate.
On March 28, 2024, our Board of Directors approved an amendment to our Plan, subject to approval by our shareholders, to increase the number of shares of common stock reserved for issuance under the Plan by an additional 3.3 million shares.
The Plan was adopted prior to the spin-out of the Company from Ocwen in August 2009, and was subsequently ratified by the Altisource Board of Directors on September 22, 2009. This is the second amendment to the Plan to increase the number of shares of common stock since it was originally adopted. This second amendment to the Plan, which we submit to our shareholders for approval, would increase the number of shares of common stock that may be issued under the Plan by an additional 3.3 million shares.
As of January 31, 2024, there were 1,789,936 treasury shares available to be issued under the existing Plan.
Our executive officers and members of our Board of Directors will be eligible to receive awards under the amended Plan and therefore have an interest in this proposal.
Why Our Board of Directors Recommends That You Vote in Favor of Proposal Eight
Equity Incentive Awards Are Critical to Long-Term Shareholder Value Creation
Our equity incentive plan is critical to our long-term goal of building shareholder value. As discussed in the “Executive Compensation” section of this proxy statement, equity incentive awards are central to our compensation program and constitute a significant portion of our Named Executive Officers’ total direct compensation, as well as incentive compensation for other employees. Our Board of Directors and its Compensation Committee believe that our ability to grant equity incentive awards to new and existing employees, directors and eligible consultants has helped us attract, retain and motivate employees with superior ability, experience and leadership capability. Historically, we have issued stock options, restricted stock units and restricted stock under the Plan. These forms of equity compensation align the interests of our employees, directors and consultants with the interests of our shareholders, encourage retention and promote actions that result in long-term shareholder value creation.
In addition, our annual incentive awards for our Named Executive Officers and other employees typically include a cash component. Recently, we have substituted equity in lieu of a portion or all of the cash component of annual incentive awards as a means to help manage our cash. Having sufficient equity available to substitute equity awards for cash in annual incentive award payments will continue to provide us with a means for managing our cash.
Our equity incentive program is broad-based. As of December 31, 2023, approximately 17% of our employees have received grants of equity awards and all four of our non-employee directors have received grants of equity awards. As of December 31, 2023, the Company had approximately 1,071 employees and four non-employee directors. As of December 31, 2023, the Company also had two prospective employees to whom it or an affiliate had extended an offer of employment. We believe we must continue to offer a competitive equity compensation plan to attract, retain and motivate the industry-leading talent imperative to our continued growth and success.
We Manage Our Equity Incentive Award Use Carefully
We manage our long-term shareholder dilution by limiting the number of equity awards granted annually. The Compensation Committee carefully monitors our total dilution and equity expense to ensure that we maximize shareholder value by granting only the appropriate number of equity awards necessary to attract, retain and motivate employees. In determining the proposed increase to the Plan’s share reserve, the Compensation Committee and our Board of Directors took into account, among other things, our stock price and volatility and

Proposal Eight
the existing terms of our outstanding awards. We anticipate that the additional shares, when combined with the treasury shares currently available to be issued under the existing Plan, would be sufficient to cover equity awards for the next three years.
Other than increasing the number of shares of common stock reserved for issuance under the Plan, the amendment will not otherwise change the terms of the Plan.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT OF OUR 2009
EQUITY INCENTIVE PLAN (THE “PLAN”) TO INCREASE THE NUMBER OF SHARES OF
COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN BY AN ADDITIONAL
3.3 MILLION SHARES

Business Relationships and Related Person Transactions

Our Board of Directors has adopted, as set forth within our written Code of Business Conduct and Ethics, certain policies and procedures for the review and approval of transactions in which a conflict of interest may arise. The Code of Business Conduct and Ethics is available at https://ir.altisource.com/corporate-governance. Any situation that potentially qualifies as a conflict of interest is to be disclosed to the Chief Legal and Compliance Officer to assess the nature and extent of any concern as well as the appropriate next steps. If any such situation requires our Board of Directors’ or Audit Committee’s review, the Chief Legal and Compliance Officer will notify the Chairman of our Board of Directors or the Audit Committee Chair, as appropriate.
The Audit Committee of our Board of Directors has adopted written policies and procedures to govern the review and approval of transactions involving Altisource and a Related Person (as defined by SEC Regulation S-K).
We received certain services from Aldridge|Pite, LLP (“Aldridge Pite”); John G. Aldridge, Jr., the founder and managing partner of Aldridge Pite, was appointed to our Board of Directors on May 17, 2022.
ALDRIDGE|PITE, LLP
Aldridge Pite received $660,358 from the Company for the year ended December 31, 2023. Services provided by Aldridge Pite during 2023 included eviction services.

Shareholder Proposals

Pursuant to SEC rules, any proposal that a shareholder desires to have included in our proxy materials relating to our 2025 annual meeting of shareholders must be received at our registered office no later than January 30, 2025. In addition to any shareholders’ rights under the Luxembourg Company Law and the Company’s Articles of Incorporation, for any proposal that is not submitted for inclusion in the proxy statement for the 2025 annual meeting of shareholders, but is instead sought to be presented directly at the 2025 annual meeting of shareholders, SEC rules permit the persons appointed as proxies to vote shares represented by valid proxies in their discretion if we: (i) receive the proposal no later than April 15, 2025 and advise shareholders in the 2025 proxy statement about the nature of the matter and how the persons appointed as proxies intend to vote on such matter; or (ii) receive notice of the proposal after April 15, 2025.
Notice of intent to present a proposal at the 2025 annual meeting of shareholders should be directed to our Corporate Secretary at Altisource Portfolio Solutions S.A., 33, Boulevard Prince Henri, L-1724 Luxembourg City, Grand Duchy of Luxembourg. Any shareholder proposal must be sent by certified mail, return-receipt requested.
Annual Report

A copy of our annual report to shareholders on Form 10-K for the year ended December 31, 2023 was made available to shareholders on March 7, 2024. The annual report can be found on our website www.altisource.com under Investor Relations. We will furnish without charge to each person whose proxy is solicited and to any beneficial owner entitled to vote at the Annual Meeting, on written request, a copy of our annual report on Form 10-K for the year ended December 31, 2023, that we are required to file with the SEC under the Exchange Act. Such requests should be directed to Investor Relations, Altisource Portfolio Solutions S.A., 33, Boulevard Prince Henri, L-1724 Luxembourg City, Grand Duchy of Luxembourg.

Other Matters

Proxies will be solicited on behalf of our Board of Directors by mail or electronic means, and we will pay the solicitation costs. Copies of the annual report for 2023 and this proxy statement will be made available to banks or brokers, for the purpose of soliciting proxies from beneficial owners. In addition to solicitations by mail or electronic means, our Directors, officers and employees may solicit proxies personally or by telephone without additional cost.
The shares represented by all valid proxies will be voted in the manner specified. Where specific choices are not indicated, except with respect to “broker non-votes,” each proxy received for the Annual Meeting will be voted “FOR” each of the nominees for Director named in this proxy statement and “FOR” Proposal Two through Proposal Eight, inclusive. Should any matter not described above be properly presented at either meeting, the persons appointed as proxies will vote according to their discretion.
If you are the beneficial owner, but not the record holder of shares of our common stock and have requested a copy of this proxy statement, your bank or broker may only deliver one (1) copy of this proxy statement and our 2023 annual report to multiple shareholders who share an address unless the bank or broker has received contrary instructions from one (1) or more of the shareholders. Shareholders at an address to which a single copy of this proxy statement and our 2023 annual report was sent may request a separate copy by contacting the Office of the Corporate Secretary by mail at Altisource Portfolio Solutions S.A., 33, Boulevard Prince Henri, L-1724 Luxembourg City, Grand Duchy of Luxembourg, or by email at corporatesecretary@altisource.com. Beneficial owners sharing an address who are receiving multiple copies and who wish to receive a single copy of the materials in the future will need to contact their bank or broker to request that only a single copy of each document be mailed to all shareholders at the shared address.
This proxy statement and our 2023 annual report will be available on our website under Investor Relations-Financial Information at https://ir.altisource.com/financial-information. In addition, this proxy statement and our 2023 annual report will be available at www.proxyvote.com. If you are a shareholder of record, you can elect to access future proxy statements and annual reports electronically by following the instructions on your proxy cards. If you choose this option, you will receive a notice by mail listing the website locations, and your choice will remain in effect until you notify us by mail that you no longer wish to receive materials electronically. If you hold your common stock through a bank or broker, please refer to the information provided by that entity for instructions on how to elect this option.

ALTISOURCE PORTFOLIO SOLUTIONS S.A. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the lnternet to transmit your voting instructions and for electronic delivery of information up until 3:59 p.m. Eastern Time on May 29, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Altisource Portfolio Solutions S.A. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V44386-P07340 KEEP THIS PORTION FOR YOUR RECORDS ALTISOURCE PORTFOLIO SOLUTIONS S.A. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY 1. Election of Directors The Board of Directors recommends that you vote FOR the following nominees: 1a. John G. Aldridge, Jr. 1b. Mary C. Hickok 1c. Joseph L. Morettini 1d. Roland Müller-Ineichen 1e. William B. Shepro The Board of Directors recommends that you vote FOR the following proposals: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain For Against Abstain 4. Proposal to receive and approve our Directors’ report for the Luxembourg Statutory Accounts for the year ! ! ! ended December 31, 2023 and to receive our supervisory auditor's (Commissaire aux Comptes) report for the Luxembourg Annual Accounts for the same period 5. Proposal to allocate the results in the Luxembourg Annual Accounts for the year ended December 31, 2023 6. Proposal to discharge each of our Directors for the performance of their mandate for the year ended December 31, 2023 and our supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period 7. Proposal to approve, on a non-binding advisory basis, ! ! ! the compensation of our named executive officers as 2. Proposal to approve the appointment of RSM US LLP as our independent registered certified public accounting firm for the year ending December 31, 2024 and until our 2025 annual meeting of shareholders, and the appointment of Atwell S.à.r.l. as our certified auditor (Réviseur d’Entreprises) for the same period 3. Proposal to approve our Luxembourg Annual Accounts for the year ended December 31, 2023 and consolidated ! ! ! financial statements prepared in accordance with International Financial Reporting Standards (the "Consolidated Accounts" and, together with the Luxembourg Annual Accounts, the "Luxembourg Statutory Accounts") as of and for the year ended December 31, 2023 disclosed in the proxy statement ("Say-on-Pay") 8. Proposal to approve the amendment of our 2009 Equity Incentive Plan (the “Plan”) to increase the number of shares of common stock reserved for issuance under the Plan by an additional 3.3 million shares NOTE: Proxies will vote in their discretion upon such other matters that may properly come before the Annual Meeting and any adjournment or postponement thereof. Yes No Please indicate if you plan to attend this meeting. ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com. V44387-P07340 ALTISOURCE PORTFOLIO SOLUTIONS S.A. 33, BOULEVARD PRINCE HENRI, L-1724 LUXEMBOURG CITY, GRAND DUCHY OF LUXEMBOURG REVOCABLE PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ALTISOURCE PORTFOLIO SOLUTIONS S.A. FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 30, 2024, AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned shareholder(s) hereby appoint(s), as proxy, William B. Shepro and Gregory J. Ritts, or either of them (the "Proxies"), with full powers of substitution, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of Altisource Portfolio Solutions S.A. (the "Company") that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company located at 33, Boulevard Prince Henri, L-1724 Luxembourg City, Grand Duchy of Luxembourg on Thursday, May 30, 2024, at 9:00 a.m. Central European Time and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of each of the nominees to the Board of Directors; FOR the approval of the appointment of RSM US LLP as our independent registered certified public accounting firm for the year ending December 31, 2024 and until our 2025 annual meeting of shareholders, and the appointment of Atwell S.à.r.l. as our certified auditor (Réviseur d’Entreprises) for the same period; FOR the approval of our Luxembourg Annual Accounts for the year ended December 31, 2023 and consolidated financial statements prepared in accordance with International Financial Reporting Standards (the "Consolidated Accounts" and, together with the Luxembourg Annual Accounts, the "Luxembourg Statutory Accounts") as of and for the year ended December 31, 2023; FOR the receipt and approval of our Directors’ report for the Luxembourg Statutory Accounts for the year ended December 31, 2023 and to receive our supervisory auditor’s (Commissaire aux Comptes) report for the Luxembourg Annual Accounts for the same period; FOR the allocation of the results in the Luxembourg Annual Accounts for the year ended December 31, 2023; FOR the discharge of each of our Directors for the performance of their mandate for the year ended December 31, 2023 and our supervisory auditor (Commissaire aux Comptes) for the performance of her mandate for the same period; FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement ("Say-on-Pay"); FOR the approval to amend our 2009 Equity Incentive Plan (the “Plan”) to increase the number of shares of common stock reserved for issuance under the Plan by an additional 3.3 million shares and in the discretion of the Proxies on any other matter that may properly come before the Annual Meeting and any adjournment or postponement thereof. This proxy may be revoked at any time prior to the time it is voted at the Annual Meeting. The undersigned shareholder(s) hereby acknowledge(s) receipt of the Notice of Annual Meeting of Shareholders of Altisource Portfolio Solutions S.A. to be held on May 30, 2024, or any adjournment or postponement thereof, and a Proxy Statement for the Annual Meeting prior to the signing of this proxy. Continued and to be dated and signed on the reverse side